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As filed with the Securities and Exchange Commission on April 7, 2003

Registration No. 333-100579

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
(Amendment No. 3 to Form S-3 Registration Statement
(File No. 333-100579) and Post-Effective Amendment No. 4
to Form S-3 Registration Statement (File No. 333-41130) pursuant to Rule 429)

LONE STAR TECHNOLOGIES, INC.
(and certain subsidiaries named in footnote (*) below)
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	75-2085454 (I.R.S. Employer Identification No.)

15660 North Dallas Parkway, Suite 500
Dallas, Texas 75248
P.O. Box 803546
Dallas, Texas 75380
(972) 770-6401
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
Rhys J. Best
Chairman of the Board,
President and Chief Executive Officer
Lone Star Technologies, Inc.
15660 North Dallas Parkway, Suite 500
Dallas, Texas 75248
P.O. Box 803546
Dallas, Texas 75380
(972) 770-6401
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David E. Morrison
Jeffrey S. McFall
Fulbright & Jaworski L.L.P.
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201-2784
(214) 855-8000 (phone)
(214) 855-8200 (fax)

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

(*)
The following subsidiaries of Lone Star are co-registrants for the purpose of providing guarantees, if any, of payments on debt securities registered hereunder and are organized in the states and have the I.R.S. Employer Identification Numbers indicated: Environmental Holdings, Inc., a Delaware corporation (75-2179763); Zinklahoma, Inc., a Delaware corporation (73-0161921); Lone Star Steel Company, a Delaware corporation (75-0399517); Lone Star Logistics, Inc., a Texas corporation (75-1161587); Lone Star Steel International, Inc., a Delaware corporation (75-2450872); Lone Star Steel Sales Company, a Delaware corporation (75-2240030); Rotac, Inc., a Texas corporation (75-1697435); Star Tubular Services, Inc., a Texas corporation (75-0878072); Texas & Northern Railway Company, a Texas corporation (75-6002604); Lone Star ST Holdings, Inc., a Delaware corporation (75-2850435); Fintube Technologies, Inc., an Oklahoma corporation (75-2848958); Fintube Canada, Inc., a Delaware corporation (75-3847626); Bellville Tube Company, L.P., a Texas limited partnership (75-2869571); Bellville Tube General, LLC, a Nevada limited liability company (75-2999731); Bellville Tube Limited, LLC, a Nevada limited liability company (01-0600214); Star Tubular Technologies, Inc., a Delaware corporation (75-2951280); Wheeling Machine Products, Inc. (formerly Wheeling Acquisition Corporation), a Texas corporation (75-2957616); Star Tubular Technologies (Youngstown), Inc., an Ohio corporation (75-2957615) and Star Capital Funding, Inc., a Delaware corporation (32-0064170).

        The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

        Pursuant to Rule 429 under the Securities Act of 1933, the two prospectuses included in this registration statement also relate to securities registered on Form S-3, Registration No. 333-41130, as to which securities having an aggregate offering price of $114,037,500 remain unsold, and for which the registration fee was previously paid. Upon effectiveness, this registration statement shall constitute Post-Effective Amendment No. 4 to Registration Statement No. 333-41130.

EXPLANATORY NOTE

        This registration statement contains a "Basic Prospectus," covering our offering, issuance and sale of debt securities, subsidiary guarantees of debt securities, preferred stock, common stock, depositary shares and warrants; and a "Sales Agreement Prospectus," covering the offering, issuance and sale of our common stock that may be issued and sold under a sales agreement that we intend to enter into with a sales manager to be named in a prospectus supplement. The complete Basic Prospectus immediately follows this explanatory note. The Sales Agreement Prospectus follows the Basic Prospectus.

Subject to completion, dated April 7, 2003.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Lone Star Technologies, Inc.

$250,037,500

Debt Securities
Preferred Stock
Common Stock
Depositary Shares
Warrants

        By this prospectus, we may offer and sell from time to time up to $250,037,500 of debt securities, preferred stock, common stock, depositary shares and warrants. This prospectus covers guarantees, if any, of our payment obligations under any debt securities, given by one or more of our subsidiaries named in this prospectus, on terms to be determined at the time of the offering.

        We will provide specific terms of these securities in supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a supplement to this prospectus.

        The selling stockholder may sell up to 1,000,000 shares of common stock being registered in connection with this prospectus. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution."

        Our common stock is listed on the New York Stock Exchange under the symbol "LSS."

        You should carefully review and consider the information under the heading "Risk Factors" beginning on page 5 of this prospectus and under the same heading in the applicable prospectus supplement before investing in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2003.

ABOUT THIS PROSPECTUS
ABOUT THE COMPANY
RECENT DEVELOPMENTS
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
EXPLANATORY NOTE ABOUT THIS OFFERING
WHERE YOU CAN FIND MORE INFORMATION
RISK FACTORS
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF DEPOSITARY SHARES
DESCRIPTION OF WARRANTS
SELLING STOCKHOLDER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
EXPLANATORY NOTE ABOUT INTERIM FINANCIAL INFORMATION

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under the shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $250,037,500. One of our stockholders may also sell up to 1,000,000 shares of our common stock in one or more offerings. This prospectus provides you with a general description of the securities we or the selling stockholder may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading "Where You Can Find More Information."

        The terms "Lone Star," "we," "our" and "us" refer to Lone Star Technologies, Inc. and our consolidated subsidiaries unless the context suggests otherwise. The term "you" refers to a prospective investor. The address of our principal executive offices is 15660 North Dallas Parkway, Suite 500, Dallas, Texas 75248, and our telephone number is (972) 770-6401. Our mailing address is P.O. Box 803546, Dallas, Texas 75380. Our website is located at www.lonestartech.com. Information contained on our website does not constitute, and shall not be deemed to constitute, part of this prospectus.

        We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

ABOUT THE COMPANY

        We are a leading domestic manufacturer and marketer of premium welded oil country tubular goods, or OCTG, which are steel tubular products used in the completion of, and production from, oil and natural gas wells. We are a major manufacturer of line pipe, which is used in the gathering and transmission of oil and natural gas. In addition, we are a leading manufacturer of specialty tubing products used in industrial, automotive, construction, agricultural and power technology applications. In January 2000, we acquired the assets of Fintube Limited Partnership, the largest domestic specialty tubing manufacturer of heat recovery finned tubulars, which are used in various applications, including fuel economizers, petrochemical plants, refineries and combined-cycle electrical power generation plants. We also completed an acquisition of the assets of Bellville Tube Corporation, a manufacturer of casing, tubing and line pipe for the oil and gas industry, in April 2000. We began producing and marketing oil country tubular goods and other tubular products nearly 50 years ago.

RECENT DEVELOPMENTS

        On October 1, 2002, we acquired the assets of Wheeling Machine Products, Inc. and Wheeling Machine Products of Texas, Inc., which companies are manufacturers of couplings used to connect individual sections of oilfield casing and tubing. We acquired Wheeling's production assets for $21.2 million and its net working capital for an additional estimated $17.1 million.

        On October 16, 2002, we announced that we planned to make open-market purchases of our common stock from time to time in an aggregate amount not exceeding $10.0 million.

        A judgment was entered against us in March 2003 in the amount of $32.0 million in favor of Cargill, Incorporated relating to our alleged breach of contract in connection with our proposed acquisition of its North Star Steel Company Tubular Products Division. We plan to file a motion to render judgment in favor of Lone Star notwithstanding the verdict or for a new trial, and if such motion is not granted, we plan to appeal the judgment.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following table sets forth selected financial data as of and for the five fiscal years ended December 31, 2002, 2001, 2000, 1999 and 1998. We derived the financial data as of the end of and for each of these fiscal years from our audited consolidated financial statements. These data are qualified in their entirety by, and should be read together with, the more detailed information appearing in our consolidated historical financial statements and related notes and "Management's Discussion and Analysis of Results of Operations and Financial Condition" and other financial information incorporated by reference into this prospectus.

	2002(1)	2001	2000(2)	1999	1998
	($ and shares in millions, except per share and employee data)
Oilfield products revenues	$304.2	$401.9	$362.0	$187.3	$258.1
Specialty tubing products revenues	157.8	187.7	220.9	126.6	130.3
Flat rolled and other tubular revenues	61.7	60.6	62.4	48.1	54.0
Total revenues	523.7	650.2	645.3	362.0	442.4
Gross profit	7.4	69.3	85.9	12.8	4.4
Special charges	—	—	—	—	(14.5)
Selling, general, and administrative expenses	(69.2)	(36.1)	(33.7)	(15.5)	(20.0)
Operating income (loss)	(61.8)	33.2	52.2	(2.7)	(30.1)
Income (loss) before extraordinary item	(69.2)	17.0	38.6	(5.5)	(32.3)
Extraordinary gain (loss), net of tax	—	(0.6)	—	—	7.4
Net income (loss)	$(69.2)	$16.4	$38.6	$(5.5)	$(24.9)
Income (loss) before extraordinary items per common share—diluted	$(2.52)	$0.68	$1.59	$(0.24)	$(1.43)
Net income (loss) per common share—diluted	$(2.52)	$0.66	$1.59	$(0.24)	$(1.10)
Common shares used for diluted EPS	27.5	25.0	24.3	22.5	22.5
Current assets	$341.8	$325.1	$257.5	$172.1	$152.9
Total assets	$612.9	$580.8	$515.3	$351.1	$335.8
Current liabilities	$59.9	$66.1	$91.7	$85.2	$41.4
Total liabilities	$300.3	$265.5	$259.5	$155.2	$146.7
Shareholders' equity	$312.6	$315.3	$255.8	$195.9	$189.1
Shares outstanding	28.4	25.2	23.7	22.6	22.5
Other Financial and Operating Data:
Cash flows from operating activities	$(12.4)	$31.3	$(8.6)	$28.1	$8.6
Cash flows from investing activities	$(54.0)	$(14.7)	$(96.6)	$(11.7)	$(4.3)
Cash flows from financing activities	$81.5	$63.2	$109.7	$(15.1)	$2.4
Earnings before interest, taxes, depreciation and amortization(3)	$(37.9)	$50.7	$74.2	$14.0	$(14.5)
Capital expenditures	$15.9	$25.2	$23.3	$7.2	$17.6
Active employees	1,900	1,892	2,358	1,554	938
Reconciliation of EBITDA (as defined)(3) to U.S. GAAP Operating Cash Flows:
Cash flows from operating activities	$(12.4)	$31.3	$(8.6)	$28.1	$8.6
Add (deduct):
Non-cash charge for stock compensation	0.1	0.2	(0.7)	—	—
Non-cash write-down of assets	—	—	—	—	(8.1)
Gain on sale of property	0.1	—	—	—	—
Changes in working capital	(11.4)	2.7	63.4	(22.0)	(17.1)
Litigation reserves	(32.0)	—	—	—	—
Other balance sheet changes	8.2	5.8	5.9	5.1	0.1
Interest expense, net	10.2	9.9	12.4	2.8	2.0
Income tax expense (benefit)	(0.7)	0.8	1.8	—	—

EBITDA	$(37.9)	$50.7	$74.2	$14.0	$(14.5)

(1)
Includes Wheeling results of operations since the acquisition became effective on October 1, 2002.

(2)
Includes the results of operations of Fintube and Bellville since the acquisitions became effective on January 1, 2000 and April 1, 2000, respectively.

(3)
EBITDA is earnings before extraordinary items, interest, taxes, and depreciation and amortization. EBITDA is presented because we believe that it provides useful information to our investors regarding our ability to generate cash flows that can be used to service our debt. EBITDA is a non-GAAP liquidity measure commonly used in our industry and should not be considered as an alternative measure of our net income or cash flows from operations as computed in accordance with GAAP. Amounts presented may not be comparable to similar measures disclosed by other companies.

EXPLANATORY NOTE ABOUT THIS OFFERING

        We previously registered undesignated securities having an initial total offering price of up to $250,000,000 by filing a shelf registration statement in 2000. We subsequently sold a portion of the registered securities in two offerings, which reduced the total dollar amount of securities covered by the 2000 shelf registration statement to $114,037,500. We are registering an additional $136,000,000 of undesignated securities described in this prospectus in order to increase the total dollar amount of securities registered for us under our prior registration statement and this registration statement to an aggregate of $250,037,500 and this prospectus covers all undesignated securities registered under both registration statements.

        In our 2000 registration statement, we also registered for sale 1,000,000 shares of our common stock owned by Alpine Capital, L.P. which, together with its Keystone, Inc. affiliate, is a principal holder of our common stock. Alpine Capital subsequently sold 575,000 of the shares covered by our prior registration statement. We offered to register 575,000 additional shares owned by Alpine Capital under this registration statement in order to increase the aggregate number of shares registered for Alpine Capital under the two registration statements back to 1,000,000 shares. Alpine Capital advised us, however, that it has elected not to sell its remaining registered shares at this time and requested that we instead register for sale 1,000,000 shares of our common stock owned by Keystone. To that end, we are registering Keystone's shares as described in this prospectus and we have amended the 2000 shelf registration statement in order to terminate the registration of the unsold Alpine Capital shares.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Our filings with the SEC are also available to the public over the Internet at the SEC's website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering.

  •
  Annual Report on Form 10-K, for the year ended December 31, 2002.

  •
  Current Report on Form 8-K/A filed January 28, 2003 (date of event September 30, 2002).

  •
  Current Report on Form 8-K filed April 7, 2003 (date of event December 31, 2002).

  •
  Registration Statement on Form 8-A filed April 9, 1997 containing a description of our common stock.

        After reasonable efforts, we were not able to obtain the written consent of Arthur Andersen LLP to incorporate by reference into this registration statement its report dated January 22, 2002, that was included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002. Under these circumstances, Rule 437(a) under the Securities Act permits this registration statement to be filed without such consent. The absence of such consent may, however, limit recovery by investors on certain claims against Arthur Andersen LLP including, without limitation, claims arising under Section 11 of the Securities Act.

        You may request a copy of the above-described filings at no cost by writing or telephoning us at the following address:

    Lone Star Technologies, Inc.
    P.O. Box 803546
    Dallas, Texas 75380
    Attention: Sharon Goodrich
    (972) 770-6401

        Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

RISK FACTORS

        You should consider carefully the following risk factors together with all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference into this document before purchasing our securities. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected and you may lose all of your investment.

Risks Relating to Our Business

        The volatility of oil and gas markets affects demand for our principal products, and downturns in these markets could cause our revenues to decrease.

        Proceeds from the sale of casing, tubing, line pipe and couplings to the oil and gas industry constitute the majority of our revenues. Downturns in the oil and gas markets and general economic conditions could cause demand for our principal products to decrease, which would adversely affect our revenues and results of operations.

        Demand for our oilfield products depends primarily upon the number of oil and natural gas wells being drilled, completed and re-worked at any given time and the depth and drilling conditions of these wells. The level of these activities depends primarily on expectations as to future prices for natural gas and oil. Natural gas and oil prices are subject to significant fluctuations in response to relatively minor changes in supply, market uncertainty and a variety of additional factors that are beyond our control. These factors include:

  •
  worldwide and domestic supplies of and demand for oil and natural gas;

  •
  domestic and foreign natural gas and oil production;

  •
  political instability or armed conflict in oil and gas producing regions;

  •
  the price and amounts of imports of oil and gas casing, tubing and line pipe;

  •
  the availability of alternative fuels;

  •
  the availability of pipeline capacity;

  •
  weather conditions;

  •
  domestic and foreign governmental regulations, especially trade laws and taxes; and

  •
  the overall economic environment including the demand for electricity.

        We expect natural gas and oil prices and the domestic rig count to continue to be volatile in the future. A downturn in the oil and gas market could decrease demand for our products and cause our revenues to decrease.

        Our precision mechanical tubulars and other businesses are sensitive to economic downturns, which could cause our revenues to decrease.

        We manufacture and sell high quality steel tubing in the form of precision mechanical tubulars used by our customers in the manufacture of products such as automotive stabilizers, hydraulic cylinders and cranes. The demand for these products and, in turn, for our precision mechanical tubulars, is dependent on the general economy, the automotive and construction industries, product inventory levels and other factors affecting domestic goods activity. If we are not able to adequately predict demand and if our precision mechanical tubulars inventories (or the inventories of other precision tubular manufacturers) become excessive, there could be a material adverse effect on price levels, the quantity of precision mechanical tubulars sold by us and our revenues.

        The competition for raw materials we use in our business and the volatility of our raw material costs could reduce our profits, or increase our losses, and constrain our operations, which would reduce our revenues.

        Purchased steel represents the largest portion of our cost of goods sold. The price and availability of steel slabs, coils, scrap and wire rod that we use in our manufacturing processes are highly competitive and cyclical. The following factors, most of which are beyond our control, affect the price of steel:

  •
  supply and demand factors;

  •
  freight costs and transportation availability;

  •
  inventory levels of brokers and distributors;

  •
  the price and availability of imported steel pipe and tubing;

  •
  trade duties and taxes; and

  •
  labor disputes.

        Changes in steel prices, including increases that resulted from the March 2002 imposition of tariffs on steel imports, can affect the pricing levels of our products. We seek to maintain our profit margin by attempting to increase the price of our products in response to an increase in steel costs and by sourcing steel from our flat rolled steel division, but we do not always succeed in passing these price increases through to our customers. As a result, we typically have a limited ability to recover increases in steel costs. While we endeavor to maintain flexibility in procurement of steel for our specialty tubular products, any failure to obtain sufficient steel slabs and coils would constrain our operations.

        In the welded oil and gas casing and tubing and line pipe market, we compete against manufacturers that may be able to purchase or produce semi-finished steel, hot rolled coils or scrap at a lower cost than we can. Our Lone Star Steel subsidiary satisfies its raw material requirements and those of our Bellville subsidiary by purchasing semi-finished steel, using purchased and internally generated scrap to make hot rolled coils in its melt shop and hot strip mill and purchasing coils. Our Wheeling subsidiary typically purchases its coupling stock from domestic seamless oilfield tubular manufacturers. Our Fintube subsidiary must also compete with manufacturers that may be able to purchase or produce coils more cost-effectively than we can. We may not be able to satisfy our subsidiaries' raw material requirements as cost-effectively as our competitors, which may lead to reduced sales.

        Excessive inventory levels of oilfield products could reduce demand for our products and adversely affect our sales.

        Industry-wide inventory levels of tubular goods for the oil and gas industry can vary significantly from period to period depending on industry cycles. These changes can have a direct adverse effect on the demand for new production of tubular goods when customers draw from existing inventory rather than purchase new products. As a result, our oil and gas casing and tubing sales and results of operations may vary significantly from period to period. Excessive inventories could have a material adverse effect on price levels and the quantity of oil and gas casing and tubing and line pipe products sold by us. In addition, any excess domestic capacity may not necessarily be substantially absorbed during periods of increased domestic drilling activity since foreign producers of oil and gas casing and tubing and line pipe may increase their exports to the United States market.

        Easing of United States government import trade restrictions could increase foreign competition in our industry and decrease our sales and our profits, or increase our losses, particularly in the case of oil and gas casing and tubing and line pipe.

        The domestic steel industry historically has faced significant competition from foreign steel producers. The level of imports of OCTG, which has varied significantly over time, affects the domestic market for these goods. High levels of imports reduce the volume sold by domestic producers and tend to suppress selling prices, both of which have an adverse impact on our business.

        The level of imports of oil and gas casing and tubing and line pipe is affected by numerous factors, including:

  •
  overall world demand for oil and gas casing and tubing and line pipe;

  •
  domestic and foreign inventory levels of casing, tubing and line pipe;

  •
  the purchasing pattern of distributors and end users;

  •
  domestic and foreign trade policy; and

  •
  the relative value of the United States dollar.

        Many foreign steel producers are owned, controlled or subsidized by their governments and their decisions with respect to production and sales may be influenced more by political and economic policy considerations than by prevailing market conditions. Actions motivated by these factors could increase competition and cause our sales to decrease.

        Anti-dumping and countervailing duty orders applicable to our industry are limited to specific countries, are largely under appeal and may be revoked as a result of periodic "sunset reviews." In addition, an individual exporter may retain revocation as to itself under specific circumstances. In June 2000 the United States government completed sunset reviews of orders covering Canada and Taiwan and revoked both orders. While the United States government completed sunset reviews of orders covering Argentina, Italy, Japan, Korea and Mexico in June 2001 and kept those orders in place, the orders remain subject to future sunset reviews beginning in 2005, and to annual reviews by the Department of Commerce. The affirmative sunset review determinations have been appealed to the Court of International Trade, and Argentina has appealed to the World Trade Organization. If those orders are revoked in full or in part or the duty rates are lowered, we could be exposed to increased competition from imports that could decrease our sales and profits, or increase our losses. Although the line pipe industry was granted relief under Section 201 of the Trade Act of 1974, such relief did not extend to OCTG and expired as to line pipe in March 2003. In March 2002 the United States imposed significant tariffs on imported flat rolled steel products and certain welded pipe and tube products from all foreign countries other than Canada, Mexico and most developing countries. Our OCTG products were excluded from this relief. These higher tariffs will last for up to three years. If these tariffs are eliminated, we could be exposed to increased competition from flat rolled steel imports, which could decrease our sales and profits, or increase our losses.

        The domestic OCTG industry filed a number of trade cases in the first half of 2002 covering OCTG from Austria, Brazil, China, France, Germany, India, Indonesia, Romania, South Africa, Spain, Turkey, Ukraine and Venezuela since these countries were believed to be illegally importing OCTG products. In May 2002 the International Trade Commission voted to end these cases. As a result, there will not be any additional import relief for OCTG and the recent high import rates into the United States could continue to negatively impact our OCTG shipment levels and prices. Such increased competition could decrease our sales and profits, or increase our losses, and have a material adverse effect on our business, operating results or financial condition.

        The United States' or any other government's future actions regarding import duties or other trade restrictions on imports of oil and gas casing, tubing products, line pipe or other steel products could reduce our sales of oil and gas casing and tubing products or line pipe.

        Tariffs imposed by the United States government are expected to increase the cost of our raw materials which could decrease our profits, or increase our losses.

        We can use steel slabs, scrap steel and steel coils in the manufacture of our tubular products. In March 2002 the United States government imposed tariffs on countries other than Mexico and Canada covering various types of imported steel, principally including steel coils, but also including steel slabs. The tariffs will be in effect for at least a three-year period. Specifically, in year one, a 30% tariff is imposed after an aggregate quota of 4.9 million tons is exceeded. In year two, a 24% tariff is imposed after a quota of 5.4 million tons is exceeded. In year three, an 18% tariff is imposed after a quota of 5.8 million tons is exceeded. We procure a substantial portion of our steel slabs from Mexico, which was excluded from the tariffs. However, these tariffs have already had the effect of reducing imports of steel coils, which constitute approximately 10-15% of our total steel requirements, and increasing their cost. Also, higher steel coil costs have resulted in increased demand for steel slabs, which constitute approximately 70% of our total steel requirements. This increased demand caused prices for steel slabs to increase in the second half of 2002. Fourth quarter 2002 steel costs were approximately 30% higher than they were during the first half of 2002, and we expect further increases in 2003. Unless we are able to maintain our profit margin by increasing the prices of our products in response to increases in steel costs, our profits will decrease, or our losses will increase.

        Political and economic conditions in foreign countries in which we operate could reduce our revenues and adversely affect our financial condition and our business.

        Our direct foreign revenues as a percentage of total revenues were approximately 5% in 2002, 8% in 2001 and 8% in 2000. Our entry into the finned tube business has increased our foreign exposure, as our Fintube subsidiary maintains manufacturing facilities in Canada and Mexico. The success of our sales to, and operations in, foreign markets depends on numerous factors, many of which are beyond our control, including economic conditions in the foreign countries in which we sell our products and services. Our international sales and operations may also expose us to risks inherent in doing business outside the United States, including currency fluctuations, restrictions on the repatriation of profits and assets, compliance with foreign laws and standards and political risks.

        In addition, the September 11, 2001 terrorist attacks, the possibility of additional attacks and the war between the United States and certain of its allies and Iraq may lead to continued political and economic uncertainty that may continue to adversely affect the United States economy and financial markets. As a result, demand for our products and our profitability could decline, perhaps significantly.

        Significant competition from a number of companies could reduce our market share and have an adverse effect on our selling prices and sales volumes.

        We operate in a highly competitive industry and compete against a number of companies, some of which have significantly greater financial, technological and marketing resources than we do. We believe that our ability to compete depends on high product performance, short lead-time and timely delivery, competitive pricing and superior customer service and support. We might be unable to compete successfully with respect to these or other factors. If we are unsuccessful, we could lose market share to our competitors. Moreover, the competition could have an adverse effect on our selling prices and sales volumes.

        Difficulties in integrating potential acquisitions could adversely affect our business, operating results and financial condition.

        We regularly evaluate potential acquisition opportunities, like the acquisition we recently completed with Wheeling, to support and strengthen our business. We might not be able to locate suitable acquisition candidates, acquire candidates on acceptable terms or integrate acquired businesses successfully.

        Future acquisitions may require us to incur additional debt and contingent liabilities, which may materially and adversely affect our business, operating results and financial condition. In addition, we may issue shares of our common stock in order to consummate future acquisitions. Such issuances might have a dilutive effect on our current equity holders. Furthermore, the process of integrating acquired businesses, including the business we acquired from Wheeling, effectively involves the following risks:

  •
  assimilating operations and products may be unexpectedly difficult;

  •
  management's attention may be diverted from other business concerns;

  •
  we may enter markets in which we have limited or no direct experience; and

  •
  we may lose key employees of an acquired business.

        We have been unable to obtain any required consents from our former independent public accountants, Arthur Andersen LLP, and as a result you may be unable to recover damages from them.

        In June 2002 Arthur Andersen was convicted of federal obstruction of justice charges in connection with its destruction of documents related to Enron Corp. In order to include audited financial statements in a registration statement, we are required to obtain a consent from the independent public accountants who reported on the financial statements. As a result of Arthur Andersen's conviction and the departure of our former engagement partner and manager, Arthur Andersen is no longer in a position to provide consents to include financial statements reported on by them in our registration statement. The report covering our financial statements for 2001 was previously issued by Arthur Andersen and has not been reissued by them. The SEC provided temporary relief for companies that were unable to obtain consents from Arthur Andersen, and we filed our registration statement in reliance on this temporary relief provided by the SEC. Because we are unable to obtain a consent from Arthur Andersen, you will be unable to sue Arthur Andersen under Section 11 of the Securities Act for material misstatements or omissions, if any, in the registration statement and prospectus, including the financial statements covered by their previously issued reports. Moreover, should Arthur Andersen cease conducting business, declare bankruptcy or avail itself of other forms of protection from creditors, it is unlikely you would be able to recover damages from Arthur Andersen for any claim against them.

        We might not be able to continue to rely on the temporary relief granted by the SEC indefinitely. If the SEC no longer accepts financial statements audited by Arthur Andersen, this may affect our ability to access the public capital markets in the future unless Deloitte & Touche LLP, our current independent accounting firm, or another independent accounting firm, is able to audit the financial statements originally audited by Arthur Andersen. Any delay or inability to access the capital markets may make it difficult for us to obtain additional funds for working capital, capital expenditures, debt service requirements, acquisitions or general corporate or other purposes, which could have an adverse impact on our business.

        We have been sued by Cargill and North Star Steel and have sustained an adverse judgment in connection with a proposed acquisition and we are subject to numerous lawsuits concerning exposure to asbestos on our premises which could adversely affect our financial condition.

        In August 2001 we entered into an agreement with Cargill, Incorporated to acquire the assets of the Tubular Products Division of North Star Steel Company for $430.0 million and the acquisition of certain working capital liabilities. Consummation of the acquisition was subject to completion of arrangements for debt and equity financing, which we were unable to obtain. Cargill and North Star Steel subsequently sued us and the jury awarded Cargill and North Star damages of $32 million. We believe that the jury verdict and subsequent judgment were not supported by the facts and we plan to file a motion to render judgment in favor of Lone Star notwithstanding the verdict or for a new trial, and if such motion is not granted, we plan to file an appeal. The judgment reduced our 2002 operating income by $32 million and, if not overturned, will reduce our available cash by that amount, plus post-judgment interest.

        In addition, during the last three years our Lone Star Steel subsidiary has been named as one of a number of defendants in 30 lawsuits alleging that certain individuals were exposed to asbestos on the defendants' premises. We did not manufacture or distribute any products containing asbestos. Some or all of these claims may not be covered by our insurance. Although we have accrued for our estimated exposure to known claims, we do not know the extent to which future claims may be filed, and therefore we cannot estimate our exposure, if any, to unasserted claims.

        Failure to renew or reach acceptable new collective bargaining agreements could result in labor disruptions which could adversely affect our business, financial condition and revenues.

        Our subsidiaries are subject to five collective bargaining agreements. The majority of our union workers are employees of our Lone Star Steel subsidiary represented by the United Steelworkers of America. Two of the other agreements cover substantially all of Lone Star Steel's warehouse and plant security workers. The remaining two collective bargaining agreements cover employees of our Fintube subsidiary in Canada and Mexico. These agreements generally cover wages, health care benefits and retirement plans, seniority, job classes and work rules. Failure to renew these collective bargaining agreements upon expiration or to establish new collective bargaining agreements on terms acceptable to us could result in work stoppages or other labor disruptions which could adversely impact our customer relationships, financial condition and results of operations.

        We would have greater taxable income, and therefore be subject to increased federal income taxes, if we lose our federal tax net operating loss carryforwards due to our, or the consolidated group with whom we file tax returns, experiencing an ownership change of more than 50%.

        We had federal income tax net operating loss carryforwards of approximately $294.9 million at December 31, 2002 that, if not utilized to reduce our taxable income, will expire between years 2003 and 2022. Our ability to use these net operating loss carryforwards to reduce taxable income is dependent upon us not experiencing an ownership change of more than 50 percentage points as defined by IRS regulations. Lone Star's common stock is publicly traded, and management cannot assure that future trading will not result in an ownership change, as defined by IRS regulations, which would limit the availability of our net operating loss carryforwards. In addition, a portion of our net operating loss carryforwards relates to our former subsidiary, American Federal Bank, F.S.B., and is subject to an agreement with the Federal Deposit Insurance Corporation under which we may be required to pay that government agency for certain tax benefits relating to the use of the net operating loss carryforwards.

        Our significant stockholders, whose interests may not be aligned with yours, will be able to significantly influence the outcome of stockholder votes.

        As of March 31, 2002 a significant stockholder group collectively owned approximately 37.7% of our common stock prior to any sale of shares pursuant to this prospectus and any sales or other issuances of common stock by us. Accordingly, these stockholders, as a group, will be able to significantly influence the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our certificate of incorporation or bylaws, and the approval of mergers and other significant corporate transactions, and their interests may not be aligned with yours. One of the eight members of our Board of Directors serves on our Board at the request of this significant stockholder group. The existence of these levels of ownership concentrated in a few persons makes it less likely that any other holder of common stock will be able to affect our management or direction. These factors may also have the effect of delaying or preventing a change in our management or voting control or our acquisition by a third party.

        We have unfunded pension plan liabilities of at least $33.5 million, which could result in claims against our assets if the plans' assets are insufficient to satisfy pension obligations.

        Our three defined benefit pension plans for our Lone Star Steel subsidiary's bargaining unit employees were underfunded by an aggregate of approximately $33.5 million as of November 30, 2002 using an investment return assumption of 8% per annum and a discount rate of 6.75% per annum. Moreover, if the plans were terminated under the distress termination provisions of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, the Pension Benefit Guaranty Corporation, or PBGC, would have claims against our assets for the amount necessary to satisfy the plans' unfunded benefit liabilities under the PBGC's actuarial assumptions, which amount we estimated would probably be between $40 million and $45 million as of November 30, 2002.

        The loss of key members of our senior management team could adversely affect our business.

        Our success depends largely on the efforts and abilities of our current senior management team. Their experience and industry contacts significantly benefit us. If we were to lose the benefit of their experience and contacts, our business could be adversely affected. We have entered into an employment agreement with Rhys J. Best, our Chairman of the Board, President and Chief Executive Officer. We do not maintain key-man life insurance on any members of our senior management team.

        Various governmental regulations and environmental risks applicable to our business may require us to take actions which will adversely affect our results of operations.

        Our business is subject to numerous federal, state, provincial, local and foreign laws and regulations, including regulations with respect to air emissions, wastewater discharges and the generation, handling, storage, transportation, treatment and disposal of waste materials. Although we believe we are in substantial compliance with all applicable laws and regulations, legal requirements are frequently changed and subject to interpretation, and the presently unpredictable ultimate cost of compliance with these requirements could affect our operations. We may be required to make significant expenditures to comply with governmental laws and regulations. Existing laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations, could have a material adverse effect on our results of operations and financial condition.

        Potential casualties and product liability claims relating to the products we manufacture and sell to the oil and gas industry and industries using heat recovery applications could harm our business.

        Our oil and gas casing, tubing, coupling and line pipe products are sold primarily for use in oil and gas drilling and transmission activities, which are subject to inherent risks, including well failures, line pipe leaks and fires, that could result in death, personal injury, property damage, pollution or loss of production. Any of these hazards and risks can result in the loss of hydrocarbons, environmental pollution, personal injury claims and damage to property. In addition, defects in our specialty tubing products could result in death, personal injury, property damage, pollution, damage to equipment and facilities or inefficient heat recovery. We warrant our oilfield products and specialty tubing and the commercial alliance products we sell or distribute to be free of various defects. Actual or claimed defects in our products may give rise to claims against us for losses and expose us to claims for damages. Our insurance may be inadequate or unavailable to protect us in the event of a claim or our insurance coverage may be canceled or otherwise terminated.

        Market volatility and downturns of industries which use our Fintube products for heat recovery applications could reduce demand for those products and adversely affect our revenues.

        Our Fintube subsidiary is the largest domestic specialty tubing manufacturer of heat recovery finned tubulars, which are used in various applications including fuel economizers, petrochemical plants, refineries and combined-cycle electrical power generation plants. Our Fintube business is therefore dependent on power plant construction, the cost of alternative fuels for power generation and, to a lesser extent, industrial plant processing and petrochemical plant construction. Demand for these products has been down since fourth quarter 2001 as construction of new power plants was curtailed due to lower energy demand attributable to the slowdown in the general economy and constraints on capital to fund the construction projects. Power plant construction curtailments and cancellations are expected to continue. This construction activity and the corresponding demand for our Fintube products are also related to natural gas and oil prices and are therefore subject to the volatility of the oil and gas market. Demand for these products fluctuates significantly in response to a number of economic, market and other factors, most of which are beyond our control. A decrease in demand for these Fintube products could adversely affect our results of operations. Some additional factors affecting demand are:

  •
  the level of consumer and industrial demand for electrical power generation;

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  fluctuations in construction levels of gas-fired, combined-cycle power generation plants;

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  the price and amount of imports of foreign boiler tubes, finned tubes and other products;

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  worldwide and domestic supplies of natural gas;

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  weather conditions; and

  •
  domestic and foreign governmental regulations and taxes.

Risks Relating to the Offering of Certain Securities

        We do not intend to declare dividends on our common stock in the foreseeable future, which could adversely affect the return on your investment in common stock.

        We have not paid any dividends on our common stock since becoming a publicly held corporation in 1985, and we do not anticipate paying dividends on our common stock at any time in the foreseeable future. As a result, to the extent the securities offered by this prospectus consist of common stock, any positive return on your investment will depend upon any appreciation in the market price of the common stock.

        Provisions in our charter and bylaws may affect your rights as a holder of common stock and limit the price some investors might be willing to pay for our common stock.

        To the extent the securities offered by this prospectus consist of common stock, you should be aware that provisions of our certificate of incorporation and bylaws may make it more difficult for a third party to acquire us, or may discourage acquisition bids for us and could limit the price that investors might be willing to pay in the future for shares of our common stock. For example, our Board of Directors has the authority to issue up to 10,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions of those shares without any further vote or action by the stockholders. Our certificate of incorporation also provides for a staggered board. We are also subject to provisions of the Delaware General Corporation Law and provisions in our certificate of incorporation that may make some business combinations more difficult.

        We are a holding company and, except for cash on hand, are dependent on earnings of and cash flow from our subsidiaries, which could be subject to statutory restrictions impeding their ability to transfer to us those funds necessary for us to pay principal and interest on any debt securities.

        Lone Star Technologies is a holding company, and our assets primarily consist of the stock of our Lone Star Steel, Fintube Technologies, Bellville and Wheeling subsidiaries. Any debt securities offered by this prospectus will be direct unsecured obligations of Lone Star Technologies, which derives all of its revenues from the operations of its subsidiaries. As a result, except to the extent of its cash on hand, Lone Star Technologies will be dependent on the earnings and cash flow of, and dividends and distributions or advances from, its subsidiaries to provide the funds necessary to meet its debt service obligations, including the principal of and interest on the debt securities. The payment of dividends to us from our subsidiaries and the payment of interest on or the repayment of any principal of any loans or advances we make to any of our subsidiaries may be subject to statutory restrictions and are contingent upon the earnings of our subsidiaries.

        If we and our subsidiaries are unable to make all required debt service payments, payment on any debt securities offered under this prospectus, which would be general unsecured obligations of Lone Star Technologies, would only be made from available funds, if any, remaining after required payments on our secured indebtedness and the secured indebtedness of any of our subsidiary guarantors to the extent of assets securing the indebtedness.

        Any debt securities offered by this prospectus will be general unsecured obligations of Lone Star Technologies and will rank equal in right of payment to all unsubordinated indebtedness of Lone Star Technologies and will rank senior in right of payment to all subordinated indebtedness of Lone Star Technologies. The debt securities will be unconditionally guaranteed, jointly and severally, by each of the subsidiary guarantors. The subsidiary guarantees will be general unsecured obligations of the subsidiary guarantors and will rank equal in right of payment to all unsubordinated indebtedness of the subsidiary guarantors and will rank senior in right of payment to all subordinated indebtedness of the subsidiary guarantors. However, the debt securities will be effectively subordinated to any secured indebtedness of Lone Star Technologies and the secured indebtedness of our subsidiary guarantors to the extent of the value of the assets securing the indebtedness. If there is a default on that secured indebtedness, or bankruptcy, liquidation or reorganization of Lone Star Technologies and its subsidiaries, those assets will be available to satisfy obligations with respect to the secured indebtedness before making any payment on the debt securities. Any debt securities offered by this prospectus will not be secured by any of the assets of Lone Star Technologies or its subsidiaries.

        As of December 31, 2002 Lone Star Technologies had outstanding $150 million of senior subordinated notes which could rank equal in right of payment to debt securities offered by this prospectus depending on the terms of the new securities. Lone Star Technologies also has a $100 million senior credit facility to which any debt securities offered by this prospectus would be effectively subordinated, but there were no borrowings under the credit facility as of December 31, 2002. As of December 31, 2002, the maximum amount of new indebtedness Lone Star Technologies and its restricted subsidiaries could incur under the most restrictive reading of the indenture relating to Lone Star Technologies' senior subordinated notes was $122.9 million. This represents $97.9 million of borrowings under Lone Star Technologies' credit facility (net of $2.1 million in letters of credit as of December 31, 2002) and $25.0 million under a "basket" that does not require Lone Star Technologies to satisfy the debt incurrence test in the indenture.

        A fraudulent conveyance would adversely affect your rights as a holder of debt securities supported by subsidiary guarantees.

        Various fraudulent conveyance laws enacted for the protection of creditors may apply to the subsidiary guarantors' issuance of the guarantees, if any. If any subsidiary guarantee is issued and to the extent that a court were to find that it was issued with the intent to hinder, delay or defraud any present or future creditor or the subsidiary guarantor contemplated insolvency with a design to prefer one or more creditors over another, or a subsidiary guarantor did not receive fair consideration or reasonably equivalent value for issuing its guarantee and the subsidiary guarantor:

  •
  was insolvent;

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  was rendered insolvent because of the issuance of the guarantee;

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  was engaged or about to engage in a business or transaction for which the remaining assets of the subsidiary guarantor were unreasonably small to carry on its business; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they matured then the court could avoid or subordinate the subsidiary guarantee in favor of the subsidiary guarantor's creditors.

        To the extent a subsidiary guarantee was avoided as a fraudulent conveyance or held to be unenforceable, holders of any debt securities supported by the guarantee would cease to have any claim against the subsidiary guarantor and would be creditors solely of Lone Star Technologies and any subsidiary guarantor whose guarantee was not avoided or held to be unenforceable. If that occurred, the claims of the holders of those securities against the issuer of an invalid subsidiary guarantee would be subject to the prior payment of all liabilities of that subsidiary guarantor. After providing for all prior claims, there may not be remaining assets sufficient to satisfy the claims of the holders of debt securities relating to any avoided portions of any of the subsidiary guarantees.

        We may not have sufficient earnings to cover our fixed charges, in which event we must use cash on hand or borrow funds to pay our expenses since our earnings are insufficient to do so.

        Our oilfield products and specialty tubing businesses are highly cyclical. In both 1998 and 2002 we did not have sufficient earnings to cover our fixed charges. See "Ratio of Earnings to Fixed Charges." Under these circumstances we must use either cash on hand or borrowings under our credit facility to pay our fixed charges. If the market for our oilfield products and our specialty tubulars does not improve, or if after an improvement in such market there is again a decline, we will be forced to use cash and borrowings to cover our fixed charges since our earnings will not be sufficient to do so.

        We do not intend to create a public market for the securities other than common stock offered by this prospectus, which could adversely affect your ability to sell the securities and your return on investment.

        There is no existing trading market for the securities offered by this prospectus except for the common stock and we do not intend to create one. The lack of a public market could adversely affect the ability of the holders to sell these securities and the price at which the holders may be able to sell the securities. If such a market were to develop, the securities could trade at prices that may be higher or lower than the initial offering price depending on many factors, including prevailing market conditions, Lone Star's operating results and the market for similar securities.

        Our forward-looking statements may prove to be inaccurate.

        This prospectus includes, and the prospectus supplement will include, "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements about forecasts, plans, strategies, and prospects in the reports incorporated by reference in this prospectus and in the prospectus supplement. Although we believe that the plans, intentions and expectations reflected in or suggested by these forward-looking statements are or will be reasonable, these plans, intentions and expectations may not be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus and in the prospectus supplement are or will be set forth in this "Risk Factors" section and elsewhere in this prospectus and the prospectus supplement. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Forecasts are particularly likely to be inaccurate, especially over longer periods of time. For example, in 1983, the U.S. Department of Energy forecast that oil would cost $74 per barrel in 1995. In 1995, however, the price of oil was actually $17 per barrel. In addition, we do not know what assumptions regarding general economic growth were used in preparing the forecasts we cite.

        There may be additional risk factors in the future.

        Please see the prospectus supplement and our filings with the SEC incorporated herein for additional risk factors that may be applicable to a particular class or issuance of securities or to us in the future.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This prospectus, any accompanying prospectus supplement and the documents we have incorporated by reference contain forward-looking statements. The words "believe," "expect" "estimate" and "anticipate" and similar expressions identify forward-looking statements. Forward-looking statements include those that address activities, events or developments that we expect or anticipate will or may occur in the future. These forward-looking statements include statements regarding our financial position, business strategy and other plans and objectives for future operations and any other statements which are not historical facts. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized or, even if substantially realized, that they will have the expected effects on our business or operations. Among the factors that could cause actual results to differ materially from our expectations are the following:

  •
  natural gas and oil price volatility;

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  domestic and foreign competition;

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  steel price volatility;

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  inventory fluctuations;

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  our ability to successfully manage our business;

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  fluctuations in industry-wide inventory levels;

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  fluctuations in construction levels of gas-fired, combined cycle power generation plants;

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  general economic conditions;

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  the presence or absence of governmentally imposed trade restrictions; and

  •
  similar matters and other factors disclosed under "Risk Factors" and elsewhere in this prospectus or in any prospectus supplement.

These factors expressly qualify all subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf.

        A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, any prospectus supplement and the documents we have incorporated by reference. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any intention or obligation to update forward-looking statements after we distribute this prospectus and the applicable prospectus supplement.

USE OF PROCEEDS

        Unless otherwise provided in a prospectus supplement, we will use the net proceeds of the sale of securities described in this prospectus and in any prospectus supplement to repay existing debt, to acquire other businesses, to fund development of new products, to fund capital expenditures and to provide funds for general corporate purposes.

        We do not expect to receive any proceeds from the sale of our common stock by the selling stockholder.

        The exact amount of net proceeds to be used and when they will be applied to corporate purposes will depend on a number of factors, including market conditions, our funding requirements and the availability of alternative funding sources. We will disclose in a prospectus supplement any future proposal to use net proceeds from an offering of our securities to finance a specific purpose, if applicable.

RATIO OF EARNINGS TO FIXED CHARGES

        We have computed the ratio of earnings to fixed charges for each of the following periods on a consolidated basis. You should read the ratio of earnings to fixed charges in conjunction with our consolidated financial statements (including the notes thereto) incorporated by reference to our most recent Annual Report on Form 10-K.

	Year Ended December 31,
	2002	2001	2000	1999	1998
Ratio of Earnings to Fixed Charges(1)	—x	2.1x	3.4x	0.1x	—x

(1)
For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of pretax income from continuing operations plus fixed charges (excluding capitalized interest). "Fixed charges" consist of interest expensed and capitalized, amortization of capitalized expenses related to indebtedness, and a portion of rental expense deemed to represent the interest portion of our lease expense. Historical earnings were inadequate to cover fixed charges by $70.9 million in 2002 and by $32.3 million in 1998.

DESCRIPTION OF DEBT SECURITIES

        The debt securities will be:

  •
  our direct unsecured general obligations; and

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  either senior debt securities or subordinated debt securities.

        In this section, the words "we" and "us" refer only to Lone Star Technologies, Inc., the issuer of the debt securities, and not our subsidiaries. Capitalized terms used, but not defined, in this "Description of Debt Securities" have the meanings specified in the applicable Indenture.

Specific Terms of Each Series of Debt Securities in a Prospectus Supplement

        The following describes general terms and provisions of the debt securities to which any prospectus supplement may relate. Other terms, and the particular terms of a specific series of debt securities (which differ from the terms described below), will be described in the prospectus supplement relating to that series. The terms of each series of debt securities will be governed by an indenture or a supplemental indenture, which we refer to as an "Indenture," that we will enter into with a trustee. Forms of Indentures relating to senior debt securities and subordinated debt securities have been filed as exhibits to the registration statement of which this prospectus forms a part. However, these forms likely do not include all of the terms and specific covenants that will be applicable to any series of debt securities. We will file an Indenture relating to each series of debt securities as an exhibit to this registration statement (or as an exhibit to a Current Report on Form 8-K) before we will sell those debt securities. You should read that Indenture because it, and not this description, will control the rights of holders of the applicable debt securities.

        A prospectus supplement and an Indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

  •
  the form and title of the debt securities;

  •
  the total principal amount of the debt securities;

  •
  the date or dates on which the principal of the debt securities will be payable;

  •
  the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

  •
  the currency or currency unit in which the debt securities will be paid;

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  any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable as well;

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  the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

  •
  any optional redemption provisions;

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  any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

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  any rights of the holders of the debt securities to convert or exchange the debt securities into or for our common stock, or another of our securities, and the terms and conditions of the conversion or the exchange;

  •
  any changes to or additions to the Events of Default;

  •
  any changes to or additions to the covenants described below or contained in the Indentures; and

  •
  any other terms of the debt securities.

Senior and Subordinated Debt Securities

        The senior debt securities will rank equally in right of payment with any other senior and unsubordinated debt we may have. The subordinated debt securities will rank junior in right of payment to any senior debt we may have. Senior debt includes all notes or other unsecured evidences of indebtedness, including guarantees given by us, for money borrowed by us, not expressly subordinate or junior in right of payment to any of our other indebtedness.

        Each Indenture will provide for the issuance of debt securities up to the principal amount that we authorize. Moreover, any Indenture relating to subordinated debt, which we refer to as a "Subordinated Indenture," will not limit the amount of senior debt that we may incur.

        Each Subordinated Indenture will provide that no payment of principal, interest and any premium on the applicable subordinated debt securities may be made if:

  •
  we or our property are involved in any voluntary or involuntary liquidation or bankruptcy;

  •
  we fail to pay the principal, interest, any premium or any other amounts on any senior debt when due; or

  •
  we have a nonpayment default on certain designated senior debt that imposes a payment blockage on the subordinated debt securities.

Subsidiary Guarantees

        Certain subsidiaries of Lone Star may provide full, unconditional, joint and several guarantees of Lone Star's payment obligations under a series of debt securities. Any subsidiary of Lone Star that guarantees any indebtedness of Lone Star will be required to execute a guarantee agreement and become a guarantor under the applicable Indenture. The obligations of each guarantor under its subsidiary guarantee will be limited to the maximum amount that the guarantor is permitted to guarantee under applicable law without creating a "fraudulent conveyance." If subsidiary guarantees are provided under a series of subordinated debt securities, then those subsidiary guarantees will be subordinated to the same extent as that series of subordinated debt securities is subordinated to Lone Star's senior debt. A form of guarantee agreement relating to senior debt securities and subordinated debt securities has been filed as an exhibit to the registration statement of which this prospectus forms a part. However, this form likely does not include all or the same terms and specific covenants that will be applicable to a subsidiary guarantee relating to any particular series of debt securities. We will file a guarantee agreement relating to each subsidiary guarantee provided under a series of debt securities as an exhibit to this registration statement (or as an exhibit to a Current Report on Form 8-K) before we will sell those debt securities. You should read that guarantee agreement because it, and not this description or the form of guarantee agreement presently filed as an exhibit, will control the rights of holders of the related debt securities.

Certain Covenants

        Unless otherwise provided in any applicable prospectus supplement, we will provide in the applicable Indenture that at any time debt securities are outstanding, we will:

  •
  pay the principal, interest and premium on the debt securities when due;

  •
  maintain a place of payment for the debt securities;

  •
  deliver a report to the applicable trustee at the end of each year reviewing our obligations under the applicable Indenture; and

  •
  deposit sufficient funds with any payment agent on or before the due date for any principal, premium or interest payment.

        Further, unless otherwise provided in any applicable prospectus supplement, each Indenture will not allow us to consolidate or merge with another entity or sell or transfer all or substantially all of our property and assets to another entity unless the remaining or acquiring entity assumes all of our responsibilities and liabilities under the Indentures, including the payment of all amounts due on any outstanding series of debt securities and performance of the covenants in the Indentures.

        However, we will only consolidate or merge with or into any other entity or sell or transfer all or substantially all of our assets according to the terms and conditions of the Indentures, which will include the following requirements:

  •
  the remaining or acquiring entity is a corporation, partnership or trust organized and existing under the laws of the United States, any state or the District of Columbia;

  •
  the remaining or acquiring entity assumes our obligations under the Indentures and any outstanding debt securities pursuant to agreements reasonably satisfactory to the applicable trustee; and

  •
  immediately after giving effect to the transaction no default or Event of Default exists.

        The remaining or acquiring entity will be substituted for us in the Indentures with the same effect as if it had been an original party to the Indentures. Thereafter, the successor may exercise our rights and powers under the Indentures, in our name or in its own name. Generally, if we sell or transfer all or substantially all of our assets, we will be released from all our liabilities and obligations under any Indenture and under the debt securities.

Additional Covenants

        Any series of debt securities may provide in the applicable Indenture for additional covenants which may restrict the operations and activities of Lone Star, including covenants which restrict our ability to make certain payments, to incur additional indebtedness, to create, incur or assume liens, to consolidate with, merge with or sell some or substantially all of our assets to a third party or to engage in transactions with our affiliates (other than our subsidiaries).

Events of Default and Remedies

        "Event of Default" when used in an Indenture, will mean any of the following, unless indicated otherwise in the applicable prospectus supplement:

  •
  our failure to pay the principal of, or any premium on, any debt security when due;

  •
  our failure to pay interest on any debt security for 30 days;

  •
  our failure to perform, as required by, or our breach of certain covenants or warranties in, the Indenture that continues for 90 days after being given written notice;

  •
  certain events involving our bankruptcy, insolvency or reorganization;

  •
  default in the deposit of any applicable sinking fund payment, when and as due by the terms of that series of debt securities; or

  •
  any other Event of Default included in the Indenture.

        The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, interest or sinking fund installment) if it considers such withholding of notice to be in the best interests of the holders.

        If an Event of Default for any series of debt securities occurs and continues, the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration under certain circumstances.

        Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any Indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercise any power conferred upon the trustee, for any series of debt securities.

Modification of Indentures

        Generally, under each Indenture, we and the trustee will be permitted to modify our rights and obligations, the subsidiary guarantors' rights and obligations and the rights of the holders under that Indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification, including consents obtained in connection with a purchase of, or a tender offer for, a series of debt securities. Without the consent of each holder affected, no modification may:

  •
  reduce the principal amount of or change the stated maturity of the principal of any series of debt securities;

  •
  reduce the rate of, or change the time for payment of interest on, any series of debt securities;

  •
  alter the ranking of the series of debt securities relative to any other indebtedness of Lone Star;

  •
  waive a default or Event of Default in the payment of principal of or premium, if any, or interest on a series of debt securities (except a rescission of acceleration by the holders of at least a majority in aggregate principal amount of such series of debt securities and a waiver of the payment default that resulted from such acceleration); or

  •
  make any change in the preceding modification, amendment and waiver provisions.

        Without the consent of any holder of the debt securities, we and the applicable trustee may amend or supplement an Indenture:

  •
  to cure any ambiguity, defect or inconsistency;

  •
  to make any change that would provide any additional rights or benefits to the holders of debt securities or that does not adversely affect the legal rights under the applicable Indenture of any such holder;

  •
  to add additional covenants or Events of Default;

  •
  to provide for a successor trustee; or

  •
  to comply with SEC requirements in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Discharging Our Obligations; Defeasance

        We may choose either to discharge all of our obligations and the obligations of the guarantors under any series of debt securities in a legal defeasance or to release ourselves and the guarantors from the covenant restrictions with respect to a series of debt securities in a covenant defeasance. Such discharge or release will occur after we irrevocably deposit with the applicable trustee cash or government securities in an amount sufficient to pay the principal, interest, any premium and any other sums to the stated maturity date or a redemption date for that series of debt securities. If we choose this option, the holders of that series of debt securities will not be entitled to the benefits of the applicable Indenture, except for:

  •
  registration of transfer and exchange of debt securities;

  •
  replacement of lost, stolen or mutilated debt securities;

  •
  conversion or exchange of debt securities; and

  •
  the receipt of principal and interest (solely from the trust fund) on the original stated due dates or specified redemption dates.

        We may discharge our obligations under an Indenture or release ourselves from covenant restrictions only if we meet certain requirements. Among other things, we must deliver to the applicable trustee an opinion of counsel that the discharge will not result in the holders of that series of debt securities having to recognize taxable income or loss or subject them to different tax treatment. In addition, no default or Event of Default may have occurred and be continuing at the time of such deposit, and the discharge may not result in the breach or violation of any material agreement to which we are a party.

Redemption

        The debt securities may be redeemable at our option or may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon the terms, at the times and at the prices set forth in the applicable prospectus supplement.

Registration of Notes; Minimum Denominations

        We may issue debt securities of a series in registered, bearer, coupon or global form. Debt securities will be issued in registered form in amounts of $1,000 each or multiples of $1,000 or in amounts of $5,000 for bearer securities.

Payment and Transfer

        We will pay principal and any premium and interest on debt securities at the corporate trust office of the applicable trustee or at any other office or agency maintained by us for such purpose.

        We will make interest payments to the person in whose name the debt security is registered at the close of business on the days specified in the applicable Indenture.

        Fully registered debt securities may be transferred or exchanged at the corporate trust office of the applicable trustee or at any other office or agency maintained by us for such purpose, without the payment of any service charge except for any tax or governmental charge.

The Trustee

  Resignation or Removal of Trustee

        Under provisions of the Indentures and the Trust Indenture Act governing trustee conflicts of interest, any uncured Event of Default with respect to any series of debt securities to which the conflict of interest relates will force the trustee to resign as trustee under the applicable Indentures. Any resignation will require the appointment of a successor trustee under the applicable Indenture in accordance with the terms and conditions of that Indenture. The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series.

  Limitations on Trustee if it is a Creditor of Lone Star or a Subsidiary Guarantor

        Each Indenture will contain limitations on the right of the trustee, in the event that it becomes a creditor of Lone Star or a subsidiary guarantor, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise.

  Annual Trustee Report to Holders of Debt Securities

        The trustee will be required to submit an annual report to the holders of each series of debt securities regarding, among other things, the trustee's eligibility to serve as such, the priority of the trustee's claims regarding certain advances made by it, and any action taken by the trustee materially affecting the debt securities.

  Certificates and Opinions to Be Furnished to Trustee

        Each Indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of an Indenture, every application by us for action by the trustee shall be accompanied by a certificate of certain of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 80 million shares of common stock, $1.00 par value per share, and 10 million shares of preferred stock, $1.00 par value per share.

        The following is a summary of the terms and provisions of our capital stock and the material applicable terms of our certificate of incorporation and bylaws. You should also review our certificate of incorporation and bylaws, which we incorporated by reference as exhibits to the registration statement, of which this prospectus is a part.

Common Stock

        We are authorized to issue up to 80 million shares of common stock, par value $1.00 per share. The holders of our common stock are entitled to one vote for each share held of record on all matters to be voted upon by the stockholders. The holders of our common stock are entitled to participate equally in dividends, if any, declared by our Board of Directors out of legally available funds, and in the distribution of assets in the event of liquidation. However, the payment of any dividends and the distribution of assets to holders of our common stock will be subject to any prior rights of any outstanding shares of our preferred stock. We have never paid cash dividends on our common stock. The holders of our common stock have no preemptive, conversion or other rights to subscribe for additional shares of our stock. There are no redemption rights or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and nonassessable.

Preferred Stock

        Our Board of Directors is authorized, without further action by the stockholders, to issue up to 10 million shares of preferred stock and to establish, without stockholder approval, one or more classes or series of Lone Star preferred stock having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences, and limitations that our Board of Directors may designate. No shares of our preferred stock are issued or outstanding. The issuance of our preferred stock could adversely affect the voting power of holders of our common stock and restrict their rights to receive payments upon our liquidation. It could also have the effect of delaying, deferring or preventing a change in control of Lone Star. We have no present plan to issue any shares of preferred stock.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

        Board of Directors.    Our certificate of incorporation provides that our Board of Directors will set the number of members of our Board by resolution and that our Board will be divided into three classes, each class to be as nearly equal in number of directors as possible. In addition, under our certificate of incorporation, directors may be removed only for cause by the affirmative vote of 80% of the then-outstanding shares of our capital stock entitled to vote. Thus, the holder or holders of as little as one share more than 20% of the voting power may veto the removal of any director. Our certificate of incorporation also provides that vacancies on our Board of Directors will be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum, and that the newly elected director serves for the unexpired term of his or her predecessor. The likely effect of the classified board and limitations on the removal of directors and filling of vacancies is an increase in the time required for the stockholders to change the composition of our Board of Directors. These classification provisions are subject to the rights of holders of preferred stock which may be established by our Board of Directors pursuant to our certificate of incorporation in order to permit the holders of preferred stock to elect directors under specified circumstances relating to the payment of dividends by, and the liquidation of, Lone Star.

        Our bylaws provide that nominations for the election of directors may be made by the Board of Directors, by a proxy committee appointed by the Board or by any stockholder entitled to vote in the election of directors. Under our bylaws, stockholders intending to nominate director candidates for election must give proper advance notice to the secretary of Lone Star. The chairman of any stockholder meeting may refuse to acknowledge the nomination of any person not nominated in compliance with the procedure established in the bylaws. Although this does not give the Board of Directors any power to approve or disapprove stockholder nominations for election of directors, it may have the effect of precluding a contest for the election of directors if these procedures are not followed.

        Stockholder Meetings.    Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may not be taken by written consent. Our certificate of incorporation further provides that special meetings of the stockholders may be called only by the Chairman of the Board of Directors or by a majority of the Board of Directors. The foregoing provisions could have the effect of delaying until the next stockholders' meeting stockholder actions that are favored by the holders of a majority of the outstanding voting securities of Lone Star.

        Special Vote Required for Business Combinations.    We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law, and provisions in our certificate of incorporation which relate to transactions with interested stockholders. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purpose of Section 203, a "business combination" includes mergers, asset sales having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation, and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is generally a person who, together with affiliates and associates, owns (or within three years prior to the date of determination of whether the person is an "interested stockholder" did own) 15% or more of the corporation's outstanding voting stock.

        Our certificate of incorporation contains additional provisions relating to business combinations that supplement Section 203 and prohibits us from engaging in a "business combination" with an "interested stockholder," unless the business combination is approved in a prescribed manner or meets certain price and procedure requirements. As defined in our certificate of incorporation, a "business combination" includes:

  •
  mergers;

  •
  assets sales and other transactions having an aggregate fair market value of $100 million or more;

  •
  the adoption of any plan or proposal for the liquidation or dissolution of Lone Star proposed by any "interested stockholder" or an affiliate of any "interested stockholder"; and

  •
  any reclassification of securities or other transaction that has the effect of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Lone Star or any subsidiary which is directly or indirectly owned by any "interested stockholder" or any affiliate of any "interested stockholder."

        As defined in our certificate of incorporation, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the prior two years did own, 20% or more of our outstanding voting stock or who is an assignee of any shares which were at any time within the two-year period immediately prior to the date in question beneficially owned by any "interested stockholder," if the assignment did not involve a public offering within the meaning of the Securities Act of 1933, as amended.

        Amending our Certificate of Incorporation and Bylaws.    The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws unless the certificate of incorporation or bylaws, as the case may be, requires a greater percentage. The majority stockholder vote would be in addition to any separate class vote that might be required by the terms of any series of preferred stock that might be outstanding at the time any amendments are submitted to stockholders. Many of the provisions in our certificate of incorporation require the affirmative vote of 80% or more of the then-outstanding shares of our capital stock for their amendment.

DESCRIPTION OF DEPOSITARY SHARES

        We may offer preferred stock represented by depositary shares and issue depositary receipts evidencing the depositary shares. Each depositary share will represent a fraction of a share of preferred stock. Shares of preferred stock of each class or series represented by depositary shares will be deposited under a separate deposit agreement among us, a bank or trust company acting as the "depositary" and the holders of the depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fraction of a share of preferred stock represented by the depositary shares evidenced by the depositary receipt, to all the rights and preferences of the preferred stock represented by such depositary shares. Those rights include any dividend, voting, conversion, redemption and liquidation rights. Immediately following the issuance of the preferred stock to the depositary, we will cause the depositary to issue depositary receipts on our behalf.

        The forms of the depositary agreement and the related depositary receipts relating to any particular issue of depositary shares will be filed with the SEC via a Current Report on Form 8-K prior to our initial offering of the depositary shares, and you should read those documents for provisions that may be important to you.

        If depositary shares are offered, the applicable prospectus supplement will describe the terms of such depositary shares, the deposit agreement and, if applicable, the depositary receipts, including the following, where applicable:

  •
  the payment of dividends or other cash distributions to the holders of depositary receipts when the dividends or other cash distributions are made with respect to the preferred stock;

  •
  the voting by a holder of depositary shares of the preferred stock underlying the depositary shares at any meeting called for that purpose;

  •
  if applicable, the redemption of depositary shares upon our redemption of shares of preferred stock held by the depositary;

  •
  if applicable, the exchange of depositary shares upon an exchange by us of shares of preferred stock held by the depositary for debt securities or common stock;

  •
  if applicable, the conversion of the shares of preferred stock underlying the depositary shares into shares of our common stock, other shares of our preferred stock or our debt securities;

  •
  the terms upon which the deposit agreement may be amended and terminated;

  •
  a summary of the fees to be paid by us to the depositary;

  •
  the terms upon which a depositary may resign or be removed by us; and

  •
  any other terms of the depositary shares, the deposit agreement and the depositary receipts.

        If a holder of depositary receipts surrenders the depositary receipts at the corporate trust office of the depositary, unless the related depositary shares have previously been called for redemption, converted or exchanged into other securities of Lone Star, the holder will be entitled to receive at the corporate trust office the number of shares of preferred stock and any money or other property represented by the depositary shares. Holders of depositary receipts will be entitled to receive whole and, to the extent provided by the applicable prospectus supplement, fractional shares of the preferred stock on the basis of the proportion of preferred stock represented by each depositary share as specified in the applicable prospectus supplement. Holders of shares of preferred stock received in exchange for depositary shares will no longer be entitled to receive depositary shares in exchange for shares of preferred stock. If the holder delivers depositary receipts evidencing a number of depositary shares that is more than the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the depositary will issue the holder a new depositary receipt evidencing the excess number of depositary shares at the same time.

        Prospective purchasers of depositary shares should be aware that special tax, accounting and other considerations may be applicable to instruments such as depositary shares.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase debt securities, common stock, preferred stock or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. If we issue warrants, we will do so under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

        The form of warrant agreement relating to any particular issue of warrants will be filed with the SEC via a Current Report on Form 8-K prior to our initial offering of the warrants, and you should read the warrant agreement for provisions that may be important to you.

        The prospectus supplement relating to any warrants being offered will include specific terms relating to the offering. These terms will include some or all of the following:

  •
  the title of the warrants;

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  the aggregate number of warrants offered;

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  the designation, number and terms of the debt securities, common stock, preferred stock or other securities purchasable on exercise of the warrants, and procedures that may result in the adjustment of those numbers;

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  the exercise price of the warrants;

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  the dates or periods during which the warrants are exercisable;

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  the designation and terms of any securities with which the warrants are issued;

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  if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

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  if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

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  any minimum or maximum amount of warrants that may be exercised at any one time;

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  any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

  •
  any other terms of the warrants.

        Warrant certificates will be exchangeable for new warrant certificates of different denominations at the office indicated in the prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities subject to the warrants.

Modifications

        We may amend the warrant agreements and the warrants without the consent of the holders of the warrants to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding warrants.

        We may also modify or amend certain other terms of the warrant agreements and the warrants with the consent of the holders of not less than a majority in number of the then outstanding unexercised warrants affected. Without the consent of the holders affected, however, no modification or amendment may:

  •
  shorten the period of time during which the warrants may be exercised; or

  •
  otherwise materially and adversely affect the exercise rights of the holders of the warrants.

Enforceability of Rights

        The warrant agent will act solely as our agent. The warrant agent will not have any duty or responsibility if we default under the warrant agreements or the warrant certificates. A warrant holder may, without the consent of the warrant agent, enforce by appropriate legal action on its own behalf the holder's right to exercise the holder's warrants.

SELLING STOCKHOLDER

        We are registering 1,000,000 shares of common stock covered by this prospectus for offering by Keystone, a member of a significant stockholder group that collectively owned approximately 37.7% of our outstanding common stock as of March 31, 2002, without taking into account any common stock issuable upon the exercise of outstanding stock options. Thomas M. Mercer, Jr., one of the eight members of our Board of Directors, serves on our Board at the request of the significant stockholder group of which Keystone is a member.

        The following table sets forth information regarding beneficial ownership of our common stock by Keystone as of March 31, 2002, including the aggregate number of shares owned by Keystone, the aggregate number of shares to be offered by Keystone and the aggregate number of shares to be owned by Keystone after the sale of all shares in this offering, assuming the offering and sale of all shares covered by this prospectus and no additional issuances to or purchases or sales by Keystone of our common stock.

Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering	Number of Shares Being Registered for Sale	Number of Shares Beneficially Owned if all Shares Being Registered Hereunder are Sold
Keystone, Inc.(1) 201 Main Street, Suite 3100 Fort Worth, Texas 76102	2,279,600	1,000,000	1,279,600

(1)
Keystone is a member of a significant stockholder group that is reported to collectively own 10,697,272 shares of our common stock, which represents approximately 37.7% of our outstanding common stock. Keystone, Alpine Capital, L.P., Robert W. Bruce, III, Algenpar, Inc., J. Taylor Crandall, The Anne T. and Robert M. Bass Foundation, Anne T. Bass and Robert M. Bass all report their holdings jointly. In a Schedule 13D filed with the Securities and Exchange Commission on June 22, 1993, as amended, these stockholders reported that these shares were acquired for investment purposes. This stock is held in the following manner:

•
Keystone and Robert M. Bass have sole voting and dispositive power with respect to 2,279,600 shares of our common stock, which represents approximately 8.0% of our outstanding common stock.

•
Alpine Capital, L.P. is reported to have sole voting and dispositive power with respect to an additional 8,390,172 shares of our common stock constituting approximately 29.5% of our outstanding common stock. Robert W. Bruce, III, Algenpar, Inc. and J. Taylor Crandall are reported to have shared voting and dispositive power with respect to these shares.

•
The Anne T. and Robert M. Bass Foundation is reported to have sole voting and dispositive power with respect to an additional 27,500 shares of our common stock, which represents approximately 0.1% of our outstanding common stock. Anne T. Bass, Robert M. Bass, Robert W. Bruce, III and J. Taylor Crandall are reported to have shared voting and dispositive power with respect to these shares.

        The applicable prospectus supplement relating to any shares of common stock offered by Keystone will set forth:

  •
  the nature of any position, office, or other material relationship which Keystone will have had during the prior three years with us or any of our predecessors or affiliates;

  •
  the number of shares owned by Keystone prior to the offering;

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  the number of shares to be offered for Keystone's account; and

  •
  the number of shares and, if 1% or more, the percentage of common stock to be owned by Keystone after the completion of the offering.

        All expenses incurred with the registration of shares of common stock owned by Keystone will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, or commissions in connection with the registration.

PLAN OF DISTRIBUTION

        We or the selling stockholder, as appropriate, may sell the securities being offered by this prospectus:

  •
  directly to purchasers in privately negotiated transactions or otherwise;

  •
  through agents;

  •
  through underwriters;

  •
  through dealers;

  •
  in a block trade in which the broker-dealer so engaged will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  in purchases by a broker-dealer as principal and resale by that broker-dealer for its own account pursuant to this prospectus;

  •
  through ordinary brokerage transactions in which the broker solicits purchasers;

  •
  in connection with short sales of our common stock by the selling stockholder in which shares are redelivered to close out the selling stockholder's short positions;

  •
  in connection with the selling stockholder's loan or pledge to a broker-dealer of shares of common stock covered by this prospectus, and the sale of the shares so loaned or the sale of the shares so pledged upon a default;

  •
  in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

  •
  in a combination of any of the above methods.

        For purposes of the selling stockholder's plan of distribution, the term "selling stockholder" includes donees, pledgees, transferees or other successors in interest selling shares of our common stock received from the selling stockholder after the date of this prospectus as a gift, distribution or other transfer not constituting a sale.

        We, or the selling stockholder or designated agents, may directly solicit, from time to time, offers to purchase the securities. Any particular agent may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, as amended. We or the selling stockholder will name the agents involved in the offer or sale of the securities and describe any commissions payable to these agents in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements to indemnification from us or the selling stockholder against specific liabilities, including liabilities under the Securities Act. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

        If any underwriters are utilized in the sale of the securities in respect of which this prospectus is delivered, we and, if applicable, the selling stockholder will enter into an underwriting agreement with those underwriters at the time of sale to them. The names of these underwriters and the terms of the transaction will be set forth in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by us and, if applicable, the selling stockholder against specific liabilities, including liabilities under the Securities Act. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

        If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, the securities will be sold to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Dealers may be entitled to indemnification against specific liabilities, including liabilities under the Securities Act. The dealers may also be our customers or may engage in transactions with, or perform services for us in the ordinary course of business.

        The selling stockholder will act independently of Lone Star in making decisions with respect to the timing, manner and size of each sale of securities. The selling stockholder and two of its related entities, Alpine Capital and The Anne T. and Robert M. Bass Foundation, have agreed that, if requested by Lone Star or the underwriters, they will execute a customary lock-up agreement obligating them not to sell any of our common stock (or securities convertible into our common stock) for a period of time ending no more than 90 days after the closing of each offering of those securities by Lone Star under this prospectus. This lock-up agreement will continue so long as the selling stockholder and such two related entities continue to hold in the aggregate more than 5% of our common stock.

        In offering the common stock covered by this prospectus, the selling stockholder may be deemed to be an underwriter within the meaning of the Securities Act of 1933, and any profits realized by the selling stockholder may be deemed to be underwriting discounts and commissions.

        The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

LEGAL MATTERS

        Unless otherwise specified in a prospectus supplement relating to the securities, the validity of the issuance of the securities, and the enforceability of the non-capital stock securities will be passed upon for us by Fulbright & Jaworski L.L.P., Dallas, Texas. The validity of the issuance and the enforceability of the Guarantees issued by Fintube Technologies, Inc. will be passed upon for us as to Oklahoma law matters by Nichols, Wolfe, Stamper, Nally, Fallis & Robertson, Inc., Tulsa, Oklahoma. The validity of the issuance and the enforceability of the Guarantees issued by Star Tubular Technologies (Youngstown), Inc., will be passed upon for us as to Ohio law matters by Kahn Kleinman, A Legal Professional Association, Cleveland, Ohio. Any underwriters will be advised about issues relating to any offering by their legal counsel to be named in the appropriate prospectus supplement.

EXPERTS

        The consolidated financial statements as of and for the year ended December 31, 2002 and the related 2002 financial statement schedule incorporated in this prospectus by reference from the Lone Star Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion on the 2002 financial statements and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 142 and the application of procedures relating to certain disclosures of financial statement amounts related to the 2001 and 2000 financial statements that were audited by other auditors who have ceased operations and for which Deloitte & Touche LLP has expressed no opinion or other form of assurance other than with respect to such disclosures) which is incorporated by reference, and have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

        Additionally, the audited consolidated financial statements and schedules of Lone Star incorporated by reference in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited

  •
  with respect to the consolidated balance sheet of Lone Star and its subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity and cash flows for the one year periods ended December 31, 2001 and 2000, by Arthur Andersen LLP, independent public accountants,

  •
  with respect to the consolidated balance sheet of Aletas y Birlos Mexicana, S.A. de C.V., Lone Star's significant nonguarantor subsidiary, as of December 31, 2001, and the related statements of income, shareholders' equity and cash flows for the years ended December 31, 2001 and 2000, by BDO-Hernandez Marron y CIA., S.C., independent public accountants, and

  •
  with respect to the combined financial statements of Wheeling Machine Products, Inc. and Wheeling Machine Products of Texas, Inc., by LaPorte, Sehrt, Romig and Hand, A Professional Accounting Corporation, for the fifty-two week periods ended December 30, 2001, December 31, 2000 and January 2, 2000, and for the period ended September 30, 2002.

These reports are incorporated by reference in this prospectus in reliance upon the authority of these accounting firms as experts in giving these reports.

        We have been unable to obtain, after reasonable efforts, the written consent of Arthur Andersen to our naming it as an expert and as having audited the consolidated financial statements for the two years ended December 31, 2001 and 2000 and including its audit report in this prospectus. This lack of consent may limit your ability to recover damages from Arthur Anderson under Section 11 of the Securities Act for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

        We changed certifying accountants from Arthur Andersen to Deloitte & Touche LLP effective June 6, 2002. On June 6, 2002, Arthur Andersen was dismissed as our principal accountant. Arthur Andersen's report on the financial statements for the year ended December 31, 2001 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change accountants was approved by our board of directors. During the year ended December 31, 2001 and subsequent interim periods prior to such change in accountants, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures. During the year ended December 31, 2001 and subsequent interim periods prior to such change in accountants, there have occurred none of the "reportable events" listed in Item 304(a)(1)(v)(A-D) of Regulation S-K. We have requested and received from Arthur Andersen the letter required by Item 304(a)(3) of

Regulation S-K (and filed the same as Exhibit 16 to our report on Form 8-K filed on June 10, 2002), and we state that Arthur Andersen agrees with the statements made by us in this prospectus in response to Item 304(a)(1) of Regulation S-K.

EXPLANATORY NOTE ABOUT
INTERIM FINANCIAL INFORMATION

        With respect to the unaudited interim financial information of Wheeling Machine Products, Inc. and Wheeling Machine Products of Texas, Inc., for the period ended October 7, 2001, incorporated by reference in this prospectus, the independent accountants, LaPorte, Sehrt, Romig and Hand, A Professional Accounting Corporation, have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in our Current Report on Form 8-K/A filed January 28, 2003, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated April 7, 2003.

PROSPECTUS

1,000,000 shares of common stock

LONE STAR TECHNOLOGIES, INC.

        This prospectus relates to the issuance and sale of up to 1,000,000 shares of our common stock from time to time through a sales manager to be named in prospectus supplements. These sales, if any, will be made pursuant to the terms of a sales agreement between the sales manager and us.

        Our common stock is listed on the New York Stock Exchange under the symbol "LSS." Sales of shares of our common stock under this prospectus, if any, will be made by means of ordinary brokers' transactions through the facilities of the New York Stock Exchange at prices prevailing at the time of sale. These sales will be made by the sales manager on a best efforts basis. On April 4, 2003 the last reported sales price of our common stock on the New York Stock Exchange was $21.51 per share.

        The compensation to the sales manager for sales of common stock will be a specified percentage of the sales proceeds from the sale of shares as set forth in the applicable prospectus supplement. The net proceeds from any sales under this prospectus will be used as described under "Use of Proceeds" in this prospectus. In connection with the sale of common stock on our behalf, the sales manager may be deemed to be an "underwriter" within the meaning of the Securities Act, and the compensation of the sales manager may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the sales manager against certain liabilities, including liabilities under the Securities Act.

        You should carefully review and consider the information under the heading "Risk Factors" beginning on page A-7 of this prospectus and under the same heading in the applicable prospectus supplement before investing in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2003.

ABOUT THIS PROSPECTUS
ABOUT THE COMPANY
RECENT DEVELOPMENTS
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
EXPLANATORY NOTE ABOUT THIS OFFERING
WHERE YOU CAN FIND MORE INFORMATION
RISK FACTORS
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DESCRIPTION OF CAPITAL STOCK
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
EXPLANATORY NOTE ABOUT INTERIM FINANCIAL INFORMATION

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under the shelf process, we may sell up to 1,000,000 shares of common stock in an "at-the-market" offering described in this prospectus in one or more offerings up to a total dollar amount of $250,037,500. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading "WHERE YOU CAN FIND MORE INFORMATION."

        The terms "Lone Star," "we," "our" and "us" refer to Lone Star Technologies, Inc. and its consolidated subsidiaries unless the context suggests otherwise. The term "you" refers to a prospective investor. The address of our principal executive offices is 15660 North Dallas Parkway, Suite 500, Dallas, Texas 75248, and our telephone number is (972) 770-6401. Our mailing address is P.O. Box 803546, Dallas, Texas 75380. Our website is located at www.lonestartech.com. Information contained on our website does not constitute, and shall not be deemed to constitute, part of this prospectus.

        We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

ABOUT THE COMPANY

        We are a leading domestic manufacturer and marketer of premium welded oil country tubular goods, or OCTG, which are steel tubular products used in the completion of, and production from, oil and natural gas wells. We are a major manufacturer of line pipe, which is used in the gathering and transmission of oil and natural gas. In addition, we are a leading manufacturer of specialty tubing products used in industrial, automotive, construction, agricultural and power technology applications. In January 2000, we acquired the assets of Fintube Limited Partnership, the largest domestic specialty tubing manufacturer of heat recovery finned tubulars, which are used in various applications, including fuel economizers, petrochemical plants, refineries and combined-cycle electrical power generation plants. We also completed an acquisition of the assets of Bellville Tube Corporation, a manufacturer of casing, tubing and line pipe for the oil and gas industry, in April 2000. We began producing and marketing oil country tubular goods and other tubular products nearly 50 years ago.

RECENT DEVELOPMENTS

        On October 1, 2002, we acquired the assets of Wheeling Machine Products, Inc. and Wheeling Machine Products of Texas, Inc., which companies are manufacturers of couplings used to connect individual sections of oilfield casing and tubing. We acquired Wheeling's production assets for $21.2 million and its net working capital for an additional estimated $17.1 million.

        On October 16, 2002, we announced that we planned to make open-market purchases of our common stock from time to time in an aggregate amount not exceeding $10 million.

        A judgment was entered against us in March 2003 in the amount of $32.0 million in favor of Cargill, Incorporated relating to our alleged breach of contract in connection with our proposed acquisition of its North Star Steel Company Tubular Products Division. We plan to file a motion to render judgment in favor of Lone Star notwithstanding the verdict or for a new trial, and if such motion is not granted, we plan to appeal the judgment.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following table sets forth selected financial data as of and for the five fiscal years ended December 31, 2002, 2001, 2000, 1999 and 1998. We derived the financial data as of the end of and for each of these fiscal years from our audited consolidated financial statements. These data are qualified in their entirety by, and should be read together with, the more detailed information appearing in our consolidated historical financial statements and related notes and "Management's Discussion and Analysis of Results of Operations and Financial Condition" and other financial information incorporated by reference into this prospectus.

	2002(1)	2001	2000(2)	1999	1998
	($ and shares in millions, except per share and employee data)
Oilfield products revenues	$304.2	$401.9	$362.0	$187.3	$258.1
Specialty tubing products revenues	157.8	187.7	220.9	126.6	130.3
Flat rolled and other tubular revenues	61.7	60.6	62.4	48.1	54.0
Total revenues	523.7	650.2	645.3	362.0	442.4
Gross profit	7.4	69.3	85.9	12.8	4.4
Special charges	—	—	—	—	(14.5)
Selling, general, and administrative expenses	(69.2)	(36.1)	(33.7)	(15.5)	(20.0)
Operating income (loss)	(61.8)	33.2	52.2	(2.7)	(30.1)
Income (loss) before extraordinary item	(69.2)	17.0	38.6	(5.5)	(32.3)
Extraordinary gain (loss), net of tax	—	(0.6)	—	—	7.4
Net income (loss)	$(69.2)	$16.4	$38.6	$(5.5)	$(24.9)
Income (loss) before extraordinary items per common share—diluted	$(2.52)	$0.68	$1.59	$(0.24)	$(1.43)
Net income (loss) per common share—diluted	$(2.52)	$0.66	$1.59	$(0.24)	$(1.10)
Common shares used for diluted EPS	27.5	25.0	24.3	22.5	22.5
Current assets	$341.8	$325.1	$257.5	$172.1	$152.9
Total assets	$612.9	$580.8	$515.3	$351.1	$335.8
Current liabilities	$59.9	$66.1	$91.7	$85.2	$41.4
Total liabilities	$300.3	$265.5	$259.5	$155.2	$146.7
Shareholders' equity	$312.6	$315.3	$255.8	$195.9	$189.1
Shares outstanding	28.4	25.2	23.7	22.6	22.5
Other Financial and Operating Data:
Cash flows from operating activities	$(12.4)	$31.3	$(8.6)	$28.1	$8.6
Cash flows from investing activities	$(54.0)	$(14.7)	$(96.6)	$(11.7)	$(4.3)
Cash flows from financing activities	$81.5	$63.2	$109.7	$(15.1)	$2.4
Earnings before interest, taxes, depreciation and amortization(3)	$(37.9)	$50.7	$74.2	$14.0	$(14.5)
Capital expenditures	$15.9	$25.2	$23.3	$7.2	$17.6
Active employees	1,900	1,892	2,358	1,554	938
Reconciliation of EBITDA (as defined)(3) to U.S. GAAP Operating Cash Flows:
Cash flows from operating activities	$(12.4)	$31.3	$(8.6)	$28.1	$8.6
Add (deduct):
Non-cash charge for stock compensation	0.1	0.2	(0.7)	—	—
Non-cash write-down of assets	—	—	—	—	(8.1)
Gain on sale of property	0.1	—	—	—	—
Changes in working capital	(11.4)	2.7	63.4	(22.0)	(17.1)
Litigation reserves	(32.0)	—	—	—	—
Other balance sheet changes	8.2	5.8	5.9	5.1	0.1
Interest expense, net	10.2	9.9	12.4	2.8	2.0
Income tax expense (benefit)	(0.7)	0.8	1.8	—	—

EBITDA	$(37.9)	$50.7	$74.2	$14.0	$(14.5)

(1)
Includes Wheeling results of operations since the acquisition became effective on October 1, 2002.
(2)
Includes the results of operations of Fintube and Bellville since the acquisitions became effective on January 1, 2000 and April 1, 2000, respectively.
(3)
EBITDA is earnings before extraordinary items, interest, taxes, and depreciation and amortization. EBITDA is presented because we believe that it provides useful information to our investors regarding our ability to generate cash flows that can be used to service our debt. EBITDA is a non-GAAP liquidity measure commonly used in our industry and should not be considered as an alternative measure of our net income or cash flows from operations as computed in accordance with GAAP. Amounts presented may not be comparable to similar measures disclosed by other companies.

EXPLANATORY NOTE ABOUT THIS OFFERING

        We previously registered undesignated securities, including up to 1,000,000 shares of common stock for sale in one or more "at-the-market" offerings, having an initial total offering price of up to $250,000,000 by filing a shelf registration statement in 2000. We subsequently sold a portion of the registered securities in two offerings, which reduced the total dollar amount of securities covered by the 2000 shelf registration statement to $114,037,500, but we have not sold any of the common stock in an "at-the-market" offering. We are registering an additional $136,000,000 of undesignated securities described in this registration statement in order to increase the total dollar amount of securities registered for us under our prior registration statement and this registration statement to an aggregate of $250,037,500, which increases the maximum total dollar amount available for "at-the-market" offerings of up to 1,000,000 shares of common stock to $250,037,500.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Our filings with the SEC are also available to the public over the Internet at the SEC's website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering.

  •
  Annual Report on Form 10-K, for the year ended December 31, 2002.

  •
  Current Report on Form 8-K/A filed January 28, 2003 (date of event September 30, 2002).

  •
  Current Report on Form 8-K filed April 7, 2003 (date of event December 31, 2002).

  •
  Registration Statement on Form 8-A filed April 9, 1997 containing a description of our common stock.

        After reasonable efforts, we were not able to obtain the written consent of Arthur Andersen LLP to incorporate by reference into this registration statement its report dated January 22, 2002, that was included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002. Under these circumstances, Rule 437(a) under the Securities Act permits this registration statement to be filed without such consent. The absence of such consent may, however, limit recovery by investors on certain claims against Arthur Andersen LLP including, without limitation, claims arising under Section 11 of the Securities Act.

        You may request a copy of the above-described filings at no cost by writing or telephoning us at the following address:

    Lone Star Technologies, Inc.
    P.O. Box 803546
    Dallas, Texas 75380
    Attention: Sharon Goodrich
    (972) 770-6401

        Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

RISK FACTORS

        You should consider carefully the following risk factors together with all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference into this document before purchasing our securities. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected and you may lose all of your investment.

Risks Relating to Our Business

        The volatility of oil and gas markets affects demand for our principal products, and downturns in these markets could cause our revenues to decrease.

        Proceeds from the sale of casing, tubing, line pipe and couplings to the oil and gas industry constitute the majority of our revenues. Downturns in the oil and gas markets and general economic conditions could cause demand for our principal products to decrease, which would adversely affect our revenues and results of operations.

        Demand for our oilfield products depends primarily upon the number of oil and natural gas wells being drilled, completed and re-worked at any given time and the depth and drilling conditions of these wells. The level of these activities depends primarily on expectations as to future prices for natural gas and oil. Natural gas and oil prices are subject to significant fluctuations in response to relatively minor changes in supply, market uncertainty and a variety of additional factors that are beyond our control. These factors include:

  •
  worldwide and domestic supplies of and demand for oil and natural gas;

  •
  domestic and foreign natural gas and oil production;

  •
  political instability or armed conflict in oil and gas producing regions;

  •
  the price and amounts of imports of oil and gas casing, tubing and line pipe;

  •
  the availability of alternative fuels;

  •
  the availability of pipeline capacity;

  •
  weather conditions;

  •
  domestic and foreign governmental regulations, especially trade laws and taxes; and

  •
  the overall economic environment including the demand for electricity.

        We expect natural gas and oil prices and the domestic rig count to continue to be volatile in the future. A downturn in the oil and gas market could decrease demand for our products and cause our revenues to decrease.

        Our precision mechanical tubulars and other businesses are sensitive to economic downturns, which could cause our revenues to decrease.

        We manufacture and sell high quality steel tubing in the form of precision mechanical tubulars used by our customers in the manufacture of products such as automotive stabilizers, hydraulic cylinders and cranes. The demand for these products and, in turn, for our precision mechanical tubulars, is dependent on the general economy, the automotive and construction industries and other factors affecting domestic goods activity. If we are not able to adequately predict demand and if our precision mechanical tubulars inventories (or the inventories of other precision tubular manufacturers) become excessive, there could be a material adverse effect on price levels, the quantity of precision mechanical tubulars sold by us and our revenues.

        The competition for raw materials we use in our business and the volatility of our raw material costs could reduce our profits, or increase our losses, and constrain our operations, which would reduce our revenues.

        Purchased steel represents the largest portion of our cost of goods sold. The price and availability of steel slabs, coils, scrap and wire rod that we use in our manufacturing processes are highly competitive and cyclical. The following factors, most of which are beyond our control, affect the price of steel:

  •
  supply and demand factors;

  •
  freight costs and transportation availability;

  •
  inventory levels of brokers and distributors;

  •
  the price and availability of imported steel pipe and tubing;

  •
  trade duties and taxes; and

  •
  labor disputes.

        Changes in steel prices, including increases that resulted from the March 2002 imposition of tariffs on steel imports, can affect the pricing levels of our products. We seek to maintain our profit margin by attempting to increase the price of our products in response to an increase in steel costs and by sourcing steel from our flat rolled steel division, but we do not always succeed in passing these price increases through to our customers. As a result, we typically have a limited ability to recover increases in steel costs. While we endeavor to maintain flexibility in procurement of steel for our specialty tubular products, any failure to obtain sufficient steel slabs and coils would constrain our operations.

        In the welded oil and gas casing and tubing and line pipe market, we compete against manufacturers that may be able to purchase or produce semi-finished steel, hot rolled coils or scrap at a lower cost than we can. Our Lone Star Steel subsidiary satisfies its raw material requirements and those of our Bellville subsidiary by purchasing semi-finished steel, using purchased and internally generated scrap to make hot rolled coils in its melt shop and hot strip mill and purchasing coils. Our Wheeling subsidiary typically purchases its coupling stock from domestic seamless oilfield tubular manufacturers. Our Fintube subsidiary must also compete with manufacturers that may be able to purchase or produce coils more cost-effectively than we can. We may not be able to satisfy our subsidiaries' raw material requirements as cost-effectively as our competitors, which may lead to reduced sales.

        Excessive inventory levels of oilfield products could reduce demand for our products and adversely affect our sales.

        Industry-wide inventory levels of tubular goods for the oil and gas industry can vary significantly from period to period depending on industry cycles. These changes can have a direct adverse effect on the demand for new production of tubular goods when customers draw from existing inventory rather than purchase new products. As a result, our oil and gas casing and tubing sales and results of operations may vary significantly from period to period. Excessive inventories could have a material adverse effect on price levels and the quantity of oil and gas casing and tubing and line pipe products sold by us. In addition, any excess domestic capacity may not necessarily be substantially absorbed during periods of increased domestic drilling activity since foreign producers of oil and gas casing and tubing and line pipe may increase their exports to the United States market.

        Easing of United States government import trade restrictions could increase foreign competition in our industry and decrease our sales and our profits, or increase our losses, particularly in the case of oil and gas casing and tubing and line pipe.

        The domestic steel industry historically has faced significant competition from foreign steel producers. The level of imports of OCTG, which has varied significantly over time, affects the domestic market for these goods. High levels of imports reduce the volume sold by domestic producers and tend to suppress selling prices, both of which have an adverse impact on our business.

        The level of imports of oil and gas casing and tubing and line pipe is affected by numerous factors, including:

  •
  overall world demand for oil and gas casing and tubing and line pipe;

  •
  domestic and foreign inventory levels of casing, tubing and line pipe;

  •
  the purchasing pattern of distributors and end users;

  •
  domestic and foreign trade policy; and

  •
  the relative value of the United States dollar.

        Many foreign steel producers are owned, controlled or subsidized by their governments and their decisions with respect to production and sales may be influenced more by political and economic policy considerations than by prevailing market conditions. Actions motivated by these factors could increase competition and cause our sales to decrease.

        Anti-dumping and countervailing duty orders applicable to our industry are limited to specific countries, are largely under appeal and may be revoked as a result of periodic "sunset reviews." In addition, an individual exporter may retain revocation as to itself under specific circumstances. In June 2000 the United States government completed sunset reviews of orders covering Canada and Taiwan and revoked both orders. While the United States government completed sunset reviews of orders covering Argentina, Italy, Japan, Korea and Mexico in June 2001 and kept those orders in place, the orders remain subject to future sunset reviews beginning in 2005, and to annual reviews by the Department of Commerce. The affirmative sunset review determinations have been appealed to the Court of International Trade, and Argentina has appealed to the World Trade Organization. If those orders are revoked in full or in part or the duty rates are lowered, we could be exposed to increased competition from imports that could decrease our sales and profits, or increase our losses. Although the line pipe industry was granted relief under Section 201 of the Trade Act of 1974, such relief did not extend to OCTG and expired as to line pipe in March 2003. In March 2002 the United States imposed significant tariffs on imported flat rolled steel products and certain welded pipe and tube products from all foreign countries other than Canada, Mexico and most developing countries. Our OCTG products were excluded from this relief. These higher tariffs will last for up to three years. If these tariffs are eliminated, we could be exposed to increased competition from flat rolled steel imports, which could decrease our sales and profits, or increase our losses.

        The domestic OCTG industry filed a number of trade cases in the first half of 2002 covering OCTG from Austria, Brazil, China, France, Germany, India, Indonesia, Romania, South Africa, Spain, Turkey, Ukraine and Venezuela since these countries were believed to be illegally importing OCTG products. In May 2002 the International Trade Commission voted to end these cases. As a result, there will not be any additional import relief for OCTG and the recent high import rates into the United States could continue to negatively impact our OCTG shipment levels and prices. Such increased competition could decrease our sales and profits, or increase our losses, and have a material adverse effect on our business, operating results or financial condition.

        The United States' or any other government's future actions regarding import duties or other trade restrictions on imports of oil and gas casing, tubing products, line pipe or other steel products could reduce our sales of oil and gas casing and tubing products or line pipe.

        Tariffs imposed by the United States government are expected to increase the cost of our raw materials which could decrease our profits, or increase our losses.

        We can use steel slabs, scrap steel and steel coils in the manufacture of our tubular products. In March 2002 the United States government imposed tariffs on countries other than Mexico and Canada covering various types of imported steel, principally including steel coils, but also including steel slabs. The tariffs will be in effect for at least a three-year period. Specifically, in year one, a 30% tariff is imposed after an aggregate quota of 4.9 million tons is exceeded. In year two, a 24% tariff is imposed after a quota of 5.4 million tons is exceeded. In year three, an 18% tariff is imposed after a quota of 5.8 million tons is exceeded. We procure a substantial portion of our steel slabs from Mexico, which was excluded from the tariffs. However, these tariffs have already had the effect of reducing imports of steel coils, which constitute approximately 10-15% of our total steel requirements, and increasing their cost. Also, higher steel coil costs have resulted in increased demand for steel slabs, which constitute approximately 70% of our total steel requirements. This increased demand caused prices for steel slabs to increase in the second half of 2002. Fourth quarter 2002 steel costs were approximately 30% higher than they were during the first half of 2002, and we expect further increases in 2003. Unless we are able to maintain our profit margin by increasing the prices of our products in response to increases in steel costs, our profits will decrease, or our losses will increase.

        Political and economic conditions in foreign countries in which we operate could reduce our revenues and adversely affect our financial condition and our business.

        Our direct foreign revenues as a percentage of total revenues were approximately 5% in 2002, 8% in 2001 and 8% in 2000. Our entry into the finned tube business has increased our foreign exposure, as our Fintube subsidiary maintains manufacturing facilities in Canada and Mexico. The success of our sales to, and operations in, foreign markets depends on numerous factors, many of which are beyond our control, including economic conditions in the foreign countries in which we sell our products and services. Our international sales and operations may also expose us to risks inherent in doing business outside the United States, including currency fluctuations, restrictions on the repatriation of profits and assets, compliance with foreign laws and standards and political risks.

        In addition, the September 11, 2001 terrorist attacks, the possibility of additional attacks and the war between the United States and certain of its allies and Iraq may lead to continued political and economic uncertainty that may continue to adversely affect the United States economy and financial markets. As a result, demand for our products and our profitability could decline, perhaps significantly.

        Significant competition from a number of companies could reduce our market share and have an adverse effect on our selling prices and sales volumes.

        We operate in a highly competitive industry and compete against a number of companies, some of which have significantly greater financial, technological and marketing resources than we do. We believe that our ability to compete depends on high product performance, short lead-time and timely delivery, competitive pricing and superior customer service and support. We might be unable to compete successfully with respect to these or other factors. If we are unsuccessful, we could lose market share to our competitors. Moreover, the competition could have an adverse effect on our selling prices and sales volumes.

        Difficulties in integrating potential acquisitions could adversely affect our business, operating results and financial condition.

        We regularly evaluate potential acquisition opportunities, like the acquisition we recently completed with Wheeling, to support and strengthen our business. We might not be able to locate suitable acquisition candidates, acquire candidates on acceptable terms or integrate acquired businesses successfully.

        Future acquisitions may require us to incur additional debt and contingent liabilities, which may materially and adversely affect our business, operating results and financial condition. In addition, we may issue shares of our common stock in order to consummate future acquisitions. Such issuances might have a dilutive effect on our current equity holders. Furthermore, the process of integrating acquired businesses, including the business we acquired from Wheeling, effectively involves the following risks:

  •
  assimilating operations and products may be unexpectedly difficult;

  •
  management's attention may be diverted from other business concerns;

  •
  we may enter markets in which we have limited or no direct experience; and

  •
  we may lose key employees of an acquired business.

        We have been unable to obtain any required consents from our former independent public accountants, Arthur Andersen LLP, and as a result you may be unable to recover damages from them.

        In June 2002 Arthur Andersen was convicted of federal obstruction of justice charges in connection with its destruction of documents related to Enron Corp. In order to include audited financial statements in a registration statement, we are required to obtain a consent from the independent public accountants who reported on the financial statements. As a result of Arthur Andersen's conviction and the departure of our former engagement partner and manager, Arthur Andersen is no longer in a position to provide consents to include financial statements reported on by them in our registration statement. The report covering our financial statements for 2001 was previously issued by Arthur Andersen and has not been reissued by them. The SEC provided temporary relief for companies that were unable to obtain consents from Arthur Andersen, and we filed our registration statement in reliance on this temporary relief provided by the SEC. Because we are unable to obtain a consent from Arthur Andersen, you will be unable to sue Arthur Andersen under Section 11 of the Securities Act for material misstatements or omissions, if any, in the registration statement and prospectus, including the financial statements covered by their previously issued reports. Moreover, should Arthur Andersen cease conducting business, declare bankruptcy or avail itself of other forms of protection from creditors, it is unlikely you would be able to recover damages from Arthur Andersen for any claim against them.

        We might not be able to continue to rely on the temporary relief granted by the SEC indefinitely. If the SEC no longer accepts financial statements audited by Arthur Andersen, this may affect our ability to access the public capital markets in the future unless Deloitte & Touche LLP, our current independent accounting firm, or another independent accounting firm, is able to audit the financial statements originally audited by Arthur Andersen. Any delay or inability to access the capital markets may make it difficult for us to obtain additional funds for working capital, capital expenditures, debt service requirements, acquisitions or general corporate or other purposes, which could have an adverse impact on our business.

        We have been sued by Cargill and North Star Steel and have sustained an adverse judgment in connection with a proposed acquisition and we are subject to numerous lawsuits concerning exposure to asbestos on our premises which could adversely affect our financial condition.

        In August 2001 we entered into an agreement with Cargill, Incorporated to acquire the assets of the Tubular Products Division of North Star Steel Company for $430.0 million and the acquisition of certain working capital liabilities. Consummation of the acquisition was subject to completion of arrangements for debt and equity financing, which we were unable to obtain. Cargill and North Star Steel subsequently sued us and the jury awarded Cargill and North Star damages of $32 million. We believe that the jury verdict and subsequent judgment were not supported by the facts and we plan to file a motion to render judgment in favor of Lone Star notwithstanding the verdict or for a new trial, and if such motion is not granted, we plan to file an appeal. The judgment reduced our 2002 operating income by $32 million and, if not overturned, will reduce our available cash by that amount, plus post-judgment interest.

        In addition, during the last three years our Lone Star Steel subsidiary has been named as one of a number of defendants in 30 lawsuits alleging that certain individuals were exposed to asbestos on the defendants' premises. We did not manufacture or distribute any products containing asbestos. Some or all of these claims may not be covered by our insurance. Although we have accrued for our estimated exposure to known claims, we do not know the extent to which future claims may be filed, and therefore we cannot estimate our exposure, if any, to unasserted claims.

        Failure to renew or reach acceptable new collective bargaining agreements could result in labor disruptions which could adversely affect our business, financial condition and revenues.

        Our subsidiaries are subject to five collective bargaining agreements. The majority of our union workers are employees of our Lone Star Steel subsidiary represented by the United Steelworkers of America. Two of the other agreements cover substantially all of Lone Star Steel's warehouse and plant security workers. The remaining two collective bargaining agreements cover employees of our Fintube subsidiary in Canada and Mexico. These agreements generally cover wages, health care benefits and retirement plans, seniority, job classes and work rules. Failure to renew these collective bargaining agreements upon expiration or to establish new collective bargaining agreements on terms acceptable to us could result in work stoppages or other labor disruptions which could adversely impact our customer relationships, financial condition and results of operations.

        We would have greater taxable income, and therefore be subject to increased federal income taxes, if we lose our federal tax net operating loss carryforwards due to our, or the consolidated group with whom we file tax returns, experiencing an ownership change of more than 50%.

        We had federal income tax net operating loss carryforwards of approximately $294.9 million at December 31, 2002 that, if not utilized to reduce our taxable income, will expire between years 2003 and 2022. Our ability to use these net operating loss carryforwards to reduce taxable income is dependent upon us not experiencing an ownership change of more than 50 percentage points as defined by IRS regulations. Lone Star's common stock is publicly traded, and management cannot assure that future trading will not result in an ownership change, as defined by IRS regulations, which would limit the availability of our net operating loss carryforwards. In addition, a portion of our net operating loss carryforwards relates to our former subsidiary, American Federal Bank, F.S.B., and is subject to an agreement with the Federal Deposit Insurance Corporation under which we may be required to pay that government agency for certain tax benefits relating to the use of the net operating loss carryforwards.

        Our significant stockholders, whose interests may not be aligned with yours, will be able to significantly influence the outcome of stockholder votes.

        As of March 31, 2002 a significant stockholder group collectively owned approximately 37.7% of our common stock prior to any sale of shares pursuant to this prospectus and any sales or other issuances of common stock by us. Accordingly, these stockholders, as a group, will be able to significantly influence the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our certificate of incorporation or bylaws, and the approval of mergers and other significant corporate transactions, and their interests may not be aligned with yours. One of the eight members of our Board of Directors serves on our Board at the request of this significant stockholder group. The existence of these levels of ownership concentrated in a few persons makes it less likely that any other holder of common stock will be able to affect our management or direction. These factors may also have the effect of delaying or preventing a change in our management or voting control or our acquisition by a third party.

        We have unfunded pension plan liabilities of at least $33.5 million, which could result in claims against our assets if the plans' assets are insufficient to satisfy pension obligations.

        Our three defined benefit pension plans for our Lone Star Steel subsidiary's bargaining unit employees were underfunded by an aggregate of approximately $33.5 million as of November 30, 2002 using an investment return assumption of 8% per annum and a discount rate of 6.75% per annum. Moreover, if the plans were terminated under the distress termination provisions of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, the Pension Benefit Guaranty Corporation, or PBGC, would have claims against our assets for the amount necessary to satisfy the plans' unfunded benefit liabilities under the PBGC's actuarial assumptions, which amount we estimated would probably be between $40 million and $45 million as of November 30, 2002.

        The loss of key members of our senior management team could adversely affect our business.

        Our success depends largely on the efforts and abilities of our current senior management team. Their experience and industry contacts significantly benefit us. If we were to lose the benefit of their experience and contacts, our business could be adversely affected. We have entered into an employment agreement with Rhys J. Best, our Chairman of the Board, President and Chief Executive Officer. We do not maintain key-man life insurance on any members of our senior management team.

        Various governmental regulations and environmental risks applicable to our business may require us to take actions which will adversely affect our results of operations.

        Our business is subject to numerous federal, state, provincial, local and foreign laws and regulations, including regulations with respect to air emissions, wastewater discharges and the generation, handling, storage, transportation, treatment and disposal of waste materials. Although we believe we are in substantial compliance with all applicable laws and regulations, legal requirements are frequently changed and subject to interpretation, and the presently unpredictable ultimate cost of compliance with these requirements could affect our operations. We may be required to make significant expenditures to comply with governmental laws and regulations. Existing laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations, could have a material adverse effect on our results of operations and financial condition.

        Potential casualties and product liability claims relating to the products we manufacture and sell to the oil and gas industry and industries using heat recovery applications could harm our business.

        Our oil and gas casing, tubing, coupling and line pipe products are sold primarily for use in oil and gas drilling and transmission activities, which are subject to inherent risks, including well failures, line pipe leaks and fires, that could result in death, personal injury, property damage, pollution or loss of production. Any of these hazards and risks can result in the loss of hydrocarbons, environmental pollution, personal injury claims and damage to property. In addition, defects in our specialty tubing products could result in death, personal injury, property damage, pollution, damage to equipment and facilities or inefficient heat recovery. We warrant our oilfield products and specialty tubing and the commercial alliance products we sell or distribute to be free of various defects. Actual or claimed defects in our products may give rise to claims against us for losses and expose us to claims for damages. Our insurance may be inadequate or unavailable to protect us in the event of a claim or our insurance coverage may be canceled or otherwise terminated.

        Market volatility and downturns of industries which use our Fintube products for heat recovery applications could reduce demand for those products and adversely affect our revenues.

        Our Fintube subsidiary is the largest domestic specialty tubing manufacturer of heat recovery finned tubulars, which are used in various applications including fuel economizers, petrochemical plants, refineries and combined-cycle electrical power generation plants. Our Fintube business is therefore dependent on power plant construction, the cost of alternative fuels for power generation and, to a lesser extent, industrial plant processing and petrochemical plant construction. Demand for these products has been down since fourth quarter 2001 as construction of new power plants was curtailed due to lower energy demand attributable to the slowdown in the general economy and constraints on capital to fund the construction projects. Power plant construction curtailments and cancellations are expected to continue. This construction activity and the corresponding demand for our Fintube products are also related to natural gas and oil prices and are therefore subject to the volatility of the oil and gas market. Demand for these products fluctuates significantly in response to a number of economic, market and other factors, most of which are beyond our control. A decrease in demand for these Fintube products could adversely affect our results of operations. Some additional factors affecting demand are:

  •
  the level of consumer and industrial demand for electrical power generation;

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  fluctuations in construction levels of gas-fired, combined-cycle power generation plants;

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  the price and amount of imports of foreign boiler tubes, finned tubes and other products;

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  worldwide and domestic supplies of natural gas;

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  weather conditions; and

  •
  domestic and foreign governmental regulations and taxes.

Risks Relating to the Offering of Certain Securities

        We do not intend to declare dividends on our common stock in the foreseeable future, which could adversely affect the return on your investment in common stock.

        We have not paid any dividends on our common stock since becoming a publicly held corporation in 1985, and we do not anticipate paying dividends on our common stock at any time in the foreseeable future. As a result, any positive return on your investment in our common stock will depend upon any appreciation in the market price of the common stock.

        Provisions in our charter and bylaws may affect your rights as a holder of common stock and limit the price some investors might be willing to pay for our common stock.

        You should be aware that provisions of our certificate of incorporation and bylaws may make it more difficult for a third party to acquire us, or may discourage acquisition bids for us and could limit the price that investors might be willing to pay in the future for shares of our common stock. For example, our Board of Directors has the authority to issue up to 10,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions of those shares without any further vote or action by the stockholders. Our certificate of incorporation also provides for a staggered board. We are also subject to provisions of the Delaware General Corporation Law and provisions in our certificate of incorporation that may make some business combinations more difficult.

        Our forward-looking statements may prove to be inaccurate.

        This prospectus includes, and the prospectus supplement will include, "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements about forecasts, plans, strategies, and prospects in the reports incorporated by reference in this prospectus and in the prospectus supplement. Although we believe that the plans, intentions and expectations reflected in or suggested by these forward-looking statements are or will be reasonable, these plans, intentions and expectations may not be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus and in the prospectus supplement are or will be set forth in this "Risk Factors" section and elsewhere in this prospectus and the prospectus supplement. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Forecasts are particularly likely to be inaccurate, especially over longer periods of time. For example, in 1983, the U.S. Department of Energy forecast that oil would cost $74 per barrel in 1995. In 1995, however, the price of oil was actually $17 per barrel. In addition, we do not know what assumptions regarding general economic growth were used in preparing the forecasts we cite.

        There may be additional risk factors in the future.

        Please see the prospectus supplement and our filings with the SEC incorporated herein for additional risk factors that may be applicable to a particular class or issuance of securities or to us in the future.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This prospectus, any accompanying prospectus supplement and the documents we have incorporated by reference contain forward-looking statements. The words "believe," "expect" "estimate" and "anticipate" and similar expressions identify forward-looking statements. Forward-looking statements include those that address activities, events or developments that we expect or anticipate will or may occur in the future. These forward-looking statements include statements regarding our financial position, business strategy and other plans and objectives for future operations and any other statements which are not historical facts. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized or, even if substantially realized, that they will have the expected effects on our business or operations. Among the factors that could cause actual results to differ materially from our expectations are the following:

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  natural gas and oil price volatility;

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  domestic and foreign competition;

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  steel price volatility;

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  inventory fluctuations;

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  our ability to successfully manage our business;

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  fluctuations in industry-wide inventory levels;

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  fluctuations in construction levels of gas-fired, combined cycle power generation plants;

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  general economic conditions;

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  the presence or absence of governmentally imposed trade restrictions; and

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  similar matters and other factors disclosed under "Risk Factors" and elsewhere in this prospectus or in any prospectus supplement.

These factors expressly qualify all subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf.

        A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, any prospectus supplement and the documents we have incorporated by reference. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any intention or obligation to update forward-looking statements after we distribute this prospectus and the applicable prospectus supplement.

USE OF PROCEEDS

        Unless otherwise provided in a prospectus supplement, we will use the net proceeds of the sale of securities described in this prospectus and in any prospectus supplement to repay existing debt, to acquire other businesses, to fund development of new products, to fund capital expenditures and to provide funds for general corporate purposes.

        The exact amount of net proceeds to be used and the timing of their use will be applied to corporate purposes will depend on a number of factors, including market conditions, our funding requirements and the availability of alternative funding sources. We will disclose in a prospectus supplement any future proposal to use net proceeds from an offering of our securities to finance a specific purpose, if applicable.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 80 million shares of common stock, $1.00 par value per share, and 10 million shares of preferred stock, $1.00 par value per share.

        The following is a summary of the terms and provisions of our capital stock and the material applicable terms of our certificate of incorporation and bylaws. You should also review our certificate of incorporation and bylaws, which we incorporated by reference as exhibits to the registration statement, of which this prospectus is a part.

Common Stock

        We are authorized to issue up to 80 million shares of common stock, par value $1.00 per share. The holders of our common stock are entitled to one vote for each share held of record on all matters to be voted upon by the stockholders. The holders of our common stock are entitled to participate equally in dividends, if any, declared by our Board of Directors out of legally available funds, and in the distribution of assets in the event of liquidation. However, the payment of any dividends and the distribution of assets to holders of our common stock will be subject to any prior rights of any outstanding shares of our preferred stock. We have never paid cash dividends on our common stock. The holders of our common stock have no preemptive, conversion or other rights to subscribe for additional shares of our stock. There are no redemption rights or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and nonassessable.

Preferred Stock

        Our Board of Directors is authorized, without further action by the stockholders, to issue up to 10 million shares of preferred stock and to establish, without stockholder approval, one or more classes or series of Lone Star preferred stock having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences, and limitations that our Board of Directors may designate. No shares of our preferred stock are issued or outstanding. The issuance of our preferred stock could adversely affect the voting power of holders of our common stock and restrict their rights to receive payments upon our liquidation. It could also have the effect of delaying, deferring or preventing a change in control of Lone Star. We have no present plan to issue any shares of preferred stock.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

        Board of Directors.    Our certificate of incorporation provides that our Board of Directors will set the number of members of our Board by resolution and that our Board will be divided into three classes, each class to be as nearly equal in number of directors as possible. In addition, under our certificate of incorporation, directors may be removed only for cause by the affirmative vote of 80% of the then-outstanding shares of our capital stock entitled to vote. Thus, the holder or holders of as little as one share more than 20% of the voting power may veto the removal of any director. Our certificate of incorporation also provides that vacancies on our Board of Directors will be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum, and that the newly elected director serves for the unexpired term of his or her predecessor. The likely effect of the classified board and limitations on the removal of directors and filling of vacancies is an increase in the time required for the stockholders to change the composition of our Board of Directors. These classification provisions are subject to the rights of holders of preferred stock which may be established by our Board of Directors pursuant to our certificate of incorporation in order to permit the holders of preferred stock to elect directors under specified circumstances relating to the payment of dividends by, and the liquidation of, Lone Star.

        Our bylaws provide that nominations for the election of directors may be made by the Board of Directors, by a proxy committee appointed by the Board or by any stockholder entitled to vote in the election of directors. Under our bylaws, stockholders intending to nominate director candidates for election must give proper advance notice to the secretary of Lone Star. The chairman of any stockholder meeting may refuse to acknowledge the nomination of any person not nominated in compliance with the procedure established in the bylaws. Although this does not give the Board of Directors any power to approve or disapprove stockholder nominations for election of directors, it may have the effect of precluding a contest for the election of directors if these procedures are not followed.

        Stockholder Meetings.    Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may not be taken by written consent. Our certificate of incorporation further provides that special meetings of the stockholders may be called only by the Chairman of the Board of Directors or by a majority of the Board of Directors. The foregoing provisions could have the effect of delaying until the next stockholders' meeting stockholder actions that are favored by the holders of a majority of the outstanding voting securities of Lone Star.

        Special Vote Required for Business Combinations.    We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law, and provisions in our certificate of incorporation which relate to transactions with interested stockholders. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purpose of Section 203, a "business combination" includes mergers, asset sales having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation, and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is generally a person who, together with affiliates and associates, owns (or within three years prior to the date of determination of whether the person is an "interested stockholder" did own) 15% or more of the corporation's outstanding voting stock.

        Our certificate of incorporation contains additional provisions relating to business combinations that supplement Section 203 and prohibits us from engaging in a "business combination" with an "interested stockholder," unless the business combination is approved in a prescribed manner or meets certain price and procedure requirements. As defined in our certificate of incorporation, a "business combination" includes:

  •
  mergers;

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  assets sales and other transactions having an aggregate fair market value of $100 million or more;

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  the adoption of any plan or proposal for the liquidation or dissolution of Lone Star proposed by any "interested stockholder" or an affiliate of any "interested stockholder"; and

  •
  any reclassification of securities or other transaction that has the effect of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Lone Star or any subsidiary which is directly or indirectly owned by any "interested stockholder" or any affiliate of any "interested stockholder."

As defined in our certificate of incorporation, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the prior two years did own, 20% or more of our outstanding voting stock or who is an assignee of any shares which were at any time within the two-year period immediately prior to the date in question beneficially owned by any "interested stockholder," if the assignment did not involve a public offering within the meaning of the Securities Act of 1933, as amended.

        Amending our Certificate of Incorporation and Bylaws.    The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws unless the certificate of incorporation or bylaws, as the case may be, requires a greater percentage. The majority stockholder vote would be in addition to any separate class vote that might be required by the terms of any series of preferred stock that might be outstanding at the time any amendments are submitted to stockholders. Many of the provisions in our certificate of incorporation require the affirmative vote of 80% or more of the then-outstanding shares of our capital stock for their amendment.

PLAN OF DISTRIBUTION

        We intend to enter into a sales agreement with a sales manager to be named in a prospectus supplement (the "Sales Manager") under which we may issue and sell up to 1,000,000 shares of common stock from time to time through the Sales Manager. The sales, if any, of common stock made under the sales agreement will be made only by means of ordinary brokers' transactions on the New York Stock Exchange. The specific terms of our agreement with the Sales Manager will be set forth in a prospectus supplement.

        We expect the Sales Manager will sell the shares of common stock subject to the sales agreement from time to time as agreed upon by us and the Sales Manager. We will designate the maximum amount of shares of common stock to be sold by the Sales Manager daily as reasonably agreed to by the Sales Manager. Subject to the terms and conditions of the sales agreement, the Sales Manager will use its best efforts to sell all of the designated shares of common stock. We may instruct the Sales Manager not to sell shares of common stock if the sales cannot be effected at or above the price we designate in any such instruction. The Sales Manager will not be obligated to attempt to sell shares if the market price is below the designated price. We or the Sales Manager may suspend the offering of shares of common stock upon proper notice and subject to other conditions.

        The compensation to the Sales Manager for sales of common stock is expected to equal a commission rate as specified in a prospectus supplement. The remaining sales proceeds, after deducting any transaction fees imposed by any governmental or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of the shares.

        Settlement for sales of common stock is expected to occur on the third business day following the date on which any sales are made in return for payment of the net proceeds to us. There is expected to be no arrangement for funds to be received in an escrow, trust or similar arrangement. The Sales Manager is expected to act as sales manager on a best efforts basis.

        In connection with the sale of common stock on our behalf, the Sales Manager may be deemed to be an "underwriter" within the meaning of the Securities Act, and compensation of the Sales Manager may be deemed to be underwriting commissions or discounts. We expect to provide indemnification and contribution to the Sales Manager against certain civil liabilities, including liabilities under the Securities Act. We expect the Sales Manager will be permitted to engage in transactions with, or perform services for, us in the ordinary course of business.

        The offering of common stock pursuant to the sales agreement is expected to terminate upon the earlier of (i) the sale of all shares of common stock subject to the sales agreement or (ii) termination of the sales agreement.

        The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the applicable prospectus supplement.

LEGAL MATTERS

        Unless otherwise specified in a prospectus supplement relating to the securities, the validity of the issuance of the common stock will be passed upon for us by Fulbright & Jaworski L.L.P., Dallas, Texas. Any underwriters will be advised about issues relating to any offering by their legal counsel to be named in the appropriate prospectus supplement.

EXPERTS

        The consolidated financial statements as of and for the year ended December 31, 2002 and the related 2002 financial statement schedule incorporated in this prospectus by reference from the Lone Star Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion on the 2002 financial statements and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 142 and the application of procedures relating to certain disclosures of financial statement amounts related to the 2001 and 2000 financial statements that were audited by other auditors who have ceased operations and for which Deloitte & Touche LLP has expressed no opinion or other form of assurance other than with respect to such disclosures) which is incorporated by reference, and have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

        Additionally, the audited consolidated financial statements and schedules of Lone Star incorporated by reference in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited

  •
  with respect to the consolidated balance sheet of Lone Star and its subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity and cash flows for the one year periods ended December 31, 2001 and 2000, by Arthur Andersen LLP, independent public accountants,

  •
  with respect to the consolidated balance sheet of Aletas y Birlos Mexicana, S.A. de C.V., Lone Star's significant nonguarantor subsidiary, as of December 31, 2001, and the related statements of income, shareholders' equity and cash flows for the years ended December 31, 2001 and 2000, by BDO-Hernandez Marron y CIA., S.C., independent public accountants, and

  •
  with respect to the combined financial statements of Wheeling Machine Products, Inc. and Wheeling Machine Products of Texas, Inc., by LaPorte, Sehrt, Romig and Hand, A Professional Accounting Corporation, for the fifty-two week periods ended December 30, 2001, December 31, 2000 and January 2, 2000, and for the period ended September 30, 2002.

These reports are incorporated by reference in this prospectus in reliance upon the authority of these accounting firms as experts in giving these reports.

        We have been unable to obtain, after reasonable efforts, the written consent of Arthur Andersen to our naming it as an expert and as having audited the consolidated financial statements for the two years ended December 31, 2001 and 2000 and including its audit report in this prospectus. This lack of consent may limit your ability to recover damages from Arthur Anderson under Section 11 of the Securities Act for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

        We changed certifying accountants from Arthur Andersen to Deloitte & Touche LLP effective June 6, 2002. On June 6, 2002, Arthur Andersen was dismissed as our principal accountant. Arthur Andersen's report on the financial statements for the year ended December 31, 2001 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change accountants was approved by our board of directors. During the year ended December 31, 2001 and subsequent interim periods prior to such change in accountants, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures. During the year ended December 31, 2001 and subsequent interim periods prior to such change in accountants, there have occurred none of the "reportable events" listed in Item 304(a)(1)(v)(A-D) of Regulation S-K. We have requested and received from Arthur Andersen the letter required by Item 304(a)(3) of Regulation S-K (and filed the same as Exhibit 16 to our report on Form 8-K filed on June 10, 2002), and we state that Arthur Andersen agrees with the statements made by us in this prospectus in response to Item 304(a)(1) of Regulation S-K.

EXPLANATORY NOTE ABOUT INTERIM FINANCIAL INFORMATION

        With respect to the unaudited interim financial information of Wheeling Machine Products, Inc. and Wheeling Machine Products of Texas, Inc., for the period ended October 7, 2001, incorporated by reference in this prospectus, the independent accountants, LaPorte, Sehrt, Romig and Hand, A Professional Accounting Corporation, have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in our Current Report on Form 8-K/A filed January 28, 2003, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        Except for the SEC registration fee, all expenses are estimated. All such expenses will be paid by the registrant.

Securities and Exchange Commission registration fee	$13,500
Stock exchange listing fees	$17,500
Accounting fees and expenses	$50,000
Legal fees and expenses	$140,000
Printing and engraving expense	$85,000
Fees and expenses of trustee and counsel	$15,000
Fees of rating agencies	$70,000
Miscellaneous	$24,000

Total	$415,000

*
Estimated solely for the purposes of this Item. Actual expenses may be more or less, depending on the nature of the offering and the type of security

Item 15. Indemnification of Directors and Officers.

  Registrants Organized Under Delaware, Oklahoma and Nevada Law

        Lone Star, Environmental Holdings, Inc., Zinklahoma, Inc., Lone Star Steel Company, Lone Star Steel International, Inc., Lone Star Steel Sales Company, Lone Star ST Holdings, Inc., Fintube Canada, Inc., Star Tubular Technologies, Inc. and Star Capital Funding, Inc. are incorporated under the laws of the State of Delaware. Fintube Technologies, Inc. is incorporated under the laws of the State of Oklahoma. Bellville Tube General, LLC, and Bellville Tube Limited, LLC are organized as limited liability companies under the laws of the State of Nevada.

        In accordance with Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, with respect to the Delaware registrants and in accordance with Section 1006(B)(7) of the Oklahoma General Corporation Act, or OGCA, with respect to Fintube Technologies, each Delaware and Oklahoma registrant's certificate of incorporation includes a provision that, to the fullest extent permitted by law, limits the personal liability of its directors to that registrant or its stockholders for monetary damages for breach of fiduciary duty as a director (up to a total of $25,000 for each of Lone Star, Environmental Holdings, Zinklahoma, Lone Star Steel, Lone Star Steel International and Lone Star Steel Sales Company). This provision does not eliminate or limit the liability of a director for (1) any breach of a director's duty of loyalty to the registrant or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of a law, (3) paying an unlawful dividend or approving an illegal stock repurchase (as provided in Section 174 of the DGCL and Section 1053 of the OGCA) or (4) any transaction from which the director derived an improper personal benefit.

        Under Section 145 of the DGCL and Section 1031 of the OGCA, each Delaware and Oklahoma registrant has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Similarly, under Section 86.411 of the Nevada Revised Statutes, or NRS, each Nevada registrant has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the company) by reason of the fact that the person is or was a manager, member, employee or agent of the company, or is or was serving at the request of the company as a manager, member, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise. Depending on the character of the proceeding, each Delaware, Oklahoma or Nevada registrant may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person at issue acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of such registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

        In the case of an action by or in the right of a Delaware, Oklahoma or Nevada registrant, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to that registrant unless and only to the extent that the appropriate court shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 of the DGCL and Section 1031 of the OGCA further provide that to the extent a present or former director or officer of the applicable Delaware or Oklahoma registrant has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter in such action, suit or proceeding, that person shall be indemnified against the related expenses (including attorneys' fees) actually and reasonably incurred. Section 86.431 of the NRS provides similar rights to successful managers, members, employees and agents of the applicable Nevada registrant.

        Each Delaware and Oklahoma registrant also has the power to purchase and maintain insurance on behalf of any person covering any liability incurred in that person's capacity as a director, officer, employee or agent of such registrant, or in such capacity for another enterprise at such registrant's request, or arising out of that person's status as such, whether or not that registrant would have the power to indemnify against the liability. Each Nevada registrant has similar power with respect to its managers, members, officers and employees.

        The certificate of incorporation and/or bylaws of each Delaware and Oklahoma registrant provide that the applicable registrant will indemnify its officers and directors and former officers and directors against any expenses, liability or loss reasonably incurred or suffered by such persons as a result of having acted as an officer or director of that registrant, or, at the request of that registrant, as an officer, director, agent or employee of another business entity. The operating agreement of each Nevada registrant contains similar indemnification provisions with respect to each such registrant's managers, officers, employees and other agents and also generally provides that such registrant will indemnify a member to the maximum extent permitted by law to the extent such member becomes liable for any obligation of such registrant (except for such member's required capital contributions).

  Registrants Organized Under Texas Law

        Lone Star Logistics, Inc., Rotac, Inc., Star Tubular Services, Inc., Texas & Northern Railway Company and Wheeling Machine Products, Inc. are incorporated under the laws of the State of Texas. Bellville Tube Company, L.P., a limited partnership, is organized under the laws of the State of Texas.

        In accordance with Article 7.06B of the Texas Miscellaneous Corporation Laws Act, the articles of incorporation of Rotac and Wheeling Machine Products, Inc. include a provision that, to the fullest extent permitted by law, limits the personal liability of its directors to the corporation or its shareholders for monetary damages for an act or omission as a director. This provision does not eliminate or limit the liability of a director for (1) any breach of a director's duty of loyalty to the corporation or its shareholders, (2) an act or omission not in good faith which constitutes a breach of duty to the corporation or an act or omission which involves intentional misconduct or a knowing violation of the law, (3) a transaction from which the director derived an improper personal benefit, (4) an act or omission for which the liability of such director is expressly provided by statute or (5) in the case of Rotac only, an act related to an unlawful stock or other beneficial interest repurchase or payment of a dividend.

        Under Articles 2.02(16) and 2.02-1 of the Texas Business Corporation Act, each Texas corporation registrant generally has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, employee benefit plan, other entity or other enterprise. Depending on the character of the proceeding, a corporation generally may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. Specifically, in cases not concerning conduct in a person's official capacity, such person generally may be indemnified so long as such person acted in good faith and in a manner reasonably believed to be in the best interests of the corporation. In all other cases, a person generally may be indemnified so long as such person acted in good faith and in a manner reasonably believed to be not opposed to the best interests of the corporation. In the case of any criminal proceeding, a person generally may be indemnified if such person had no reasonable cause to believe such person's conduct was unlawful. Indemnification is mandatory if an officer or director is wholly or partially successful on the merits or otherwise in defense of any proceeding.

        With the exception of Wheeling Machine Products, Inc., the articles of incorporation and/or bylaws of each Texas corporation registrant generally provide that the applicable registrant will indemnify its officers and directors and former officers and directors against any expenses, liability or loss reasonably incurred or suffered by such persons as a result of having acted as an officer or director of that registrant, or, at the request of that registrant, as an officer, director, agent or employee of another business entity. The articles of incorporation of Wheeling Machine Products, Inc. provide that such registrant will indemnify its directors to the maximum extent permitted by law.

        Under Article 11 of the Texas Revised Limited Partnership Act and pursuant to the applicable limited partnership agreement, Bellville Tube Company's power to indemnify its general partners, limited partners, employees and agents is similar to the power of a Texas corporation registrant's power to indemnify its officers and directors. Bellville Tube Company's limited partnership agreement provides that such registrant will indemnify to the maximum extent permitted by law its general partners, limited partners and officers, as well as the stockholders, partners, members, officers, directors, employees and agents of such general partners and limited partners.

        Each Texas corporation registrant also has the power to purchase and maintain insurance on behalf of any person covering any liability incurred in that person's capacity as a director, officer, employee or agent of such registrant, or in such capacity for another enterprise at such registrant's request, or arising out of that person's status as such, whether or not that registrant would have the power to indemnify against the liability. Bellville Tube Company has similar power with respect to its general partners, limited partners, employees and agents, and persons serving as representatives of other enterprises at such registrant's request.

  Registrant Incorporated Under Ohio Law

        Star Tubular Technologies (Youngstown), Inc. is incorporated under the laws of the State of Ohio.

        Under Section 1701.13(E) of the Ohio General Corporation Law, or Ohio GCL, Star Tubular Technologies (Youngstown) has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, member, manager or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise. Depending on the character of the proceeding, Star Tubular Technologies (Youngstown) may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person at issue acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of such registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

        In the case of an action by or in the right of Star Tubular Technologies (Youngstown), no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to such registrant for negligence or misconduct unless and only to the extent that the appropriate court shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper, and in no case shall indemnification be made if the only liability asserted arises out of certain wrongful distributions, dividends and loans. Section 1701.13(E) of the Ohio GCL further provides that to the extent a director, trustee, officer, employee, member, manager or agent of an Ohio corporation (or serving at the request of such corporation) has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter in such action, suit or proceeding, that person shall be indemnified against the related expenses (including attorneys' fees) actually and reasonably incurred.

        Star Tubular Technologies (Youngstown) also has the power to purchase and maintain insurance on behalf of any person covering any liability incurred in that person's capacity as a director, officer, employee or agent of such registrant, or in such capacity for another enterprise at such registrant's request, or arising out of that person's status as such, whether or not that registrant would have the power to indemnify against the liability.

        The articles of incorporation of Star Tubular Technologies (Youngstown) provides that such registrant will indemnify its officers and directors to the maximum extent permitted by law.

Item 16. Exhibits.

        The information required by this Item 16 is set forth in the Index to Exhibits accompanying this registration statement.

Item 17. Undertakings.

(a)
Rule 415 Offering.

          Each undersigned registrant does hereby undertake:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which has been registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement;

  provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)
Filings incorporating subsequent Exchange Act documents by reference.

    Each undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of Lone Star's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Request for acceleration of effective date.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, each registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(i)
Registration statement permitted by Rule 430A.

  Each undersigned registrant hereby undertakes that:

          (1)  For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)  For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(j)
Qualification of Trust Indentures Under the Trust Indenture Act of 1939 for Delayed Offerings.

  The registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Lone Star Technologies, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3/A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on April 7, 2003.

Lone Star Technologies, Inc. (REGISTRANT)
By:	/s/ RHYS J. BEST Rhys J. Best Chairman of the Board, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3/A has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date
/s/ RHYS J. BEST Rhys J. Best	Chairman of the Board, President, Chief Executive Officer and Director (principal executive officer)	April 7, 2003
/s/ CHARLES J. KESZLER Charles J. Keszler	Vice President and Chief Financial Officer (principal financial and accounting officer)	April 7, 2003
/s/ FREDERICK B. HEGI, JR.* Frederick B. Hegi, Jr.	Director	April 7, 2003
/s/ ROBERT L. KEISER* Robert L. Keiser	Director	April 7, 2003
/s/ ROBERT KELLEY* Robert Kelley	Director	April 7, 2003
M. Joseph McHugh	Director	April 7, 2003
/s/ THOMAS M. MERCER, JR.* Thomas M. Mercer, Jr.	Director	April 7, 2003
/s/ ALFRED M. MICALLEF* Alfred M. Micallef	Director	April 7, 2003
/s/ JERRY E. RYAN* Jerry E. Ryan	Director	April 7, 2003
*By:	/s/ ROBERT F. SPEARS Robert F. Spears Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Environmental Holdings, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3/A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on April 7, 2003.

Environmental Holdings, Inc. (REGISTRANT)
By:	/s/ RHYS J. BEST Rhys J. Best Chairman of the Board and President

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3/A has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ RHYS J. BEST Rhys J. Best	Chairman of the Board, President and Director (principal executive officer)	April 7, 2003
/s/ CHARLES J. KESZLER Charles J. Keszler	Vice President, Treasurer and Director (principal financial and accounting officer)	April 7, 2003
/s/ ROBERT F. SPEARS Robert F. Spears	Director	April 7, 2003

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Zinklahoma, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3/A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on April 7, 2003.

Zinklahoma, Inc. (REGISTRANT)
By:	/s/ RHYS J. BEST Rhys J. Best President

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3/A has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ RHYS J. BEST Rhys J. Best	President and Director (principal executive officer)	April 7, 2003
/s/ CHARLES J. KESZLER Charles J. Keszler	Vice President, Treasurer and Director (principal financial and accounting officer)	April 7, 2003
/s/ ROBERT F. SPEARS Robert F. Spears	Director	April 7, 2003

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Lone Star Steel Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3/A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on April 7, 2003.

Lone Star Steel Company (REGISTRANT)
By:	/s/ W. BYRON DUNN W. Byron Dunn President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3/A has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ W. BYRON DUNN W. Byron Dunn	President, Chief Executive Officer and Director (principal executive officer)	April 7, 2003
/s/ CHARLES J. KESZLER Charles J. Keszler	Vice President and Treasurer (principal financial and accounting officer)	April 7, 2003
/s/ RHYS J. BEST Rhys J. Best	Chairman of the Board and Director	April 7, 2003
/s/ JOHN G. SHIVERS* John G. Shivers	Director	April 7, 2003
/s/ W.S. FOWLER* W.S. Fowler	Director	April 7, 2003
*By:	/s/ ROBERT F. SPEARS Robert F. Spears Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Lone Star Logistics, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3/A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on April 7, 2003.

Lone Star Logistics, Inc. (REGISTRANT)
By:	/s/ JOHN G. SHIVERS John G. Shivers President

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3/A has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ JOHN G. SHIVERS John G. Shivers	President and Director (principal executive officer)	April 7, 2003
/s/ STEVEN L. JAGGERS* Steven L. Jaggers	Vice President and Treasurer (principal financial and accounting officer)	April 7, 2003
/s/ W. BYRON DUNN* W. Byron Dunn	Director	April 7, 2003
/s/ ROBERT F. SPEARS Robert F. Spears	Director	April 7, 2003
*By:	/s/ ROBERT F. SPEARS Robert F. Spears Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Lone Star Steel International, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3/A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on April 7, 2003.

Lone Star Steel International, Inc. (REGISTRANT)
By:	/s/ W. BYRON DUNN W. Byron Dunn President

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3/A has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ W. BYRON DUNN W. Byron Dunn	President and Director (principal executive officer)	April 7, 2003
/s/ STEVEN L. JAGGERS* Steven L. Jaggers	Vice President and Treasurer (principal financial and accounting officer)	April 7, 2003
/s/ RHYS J. BEST Rhys J. Best	Director	April 7, 2003
/s/ ROBERT F. SPEARS Robert F. Spears	Director	April 7, 2003
*By:	/s/ ROBERT F. SPEARS Robert F. Spears Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Lone Star Steel Sales Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3/A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on April 7, 2003.

Lone Star Steel Sales Company (REGISTRANT)
By:	/s/ JOHN G. SHIVERS John G. Shivers President

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3/A has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ JOHN G. SHIVERS John G. Shivers	President (principal executive officer)	April 7, 2003
/s/ STEVEN L. JAGGERS* Steven L. Jaggers	Vice President and Treasurer (principal financial and accounting officer)	April 7, 2003
/s/ RHYS J. BEST Rhys J. Best	Director	April 7, 2003
/s/ W. BYRON DUNN* W. Byron Dunn	Director	April 7, 2003
/s/ ROBERT F. SPEARS Robert F. Spears	Director	April 7, 2003
*By:	/s/ ROBERT F. SPEARS Robert F. Spears Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Rotac, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3/A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on April 7, 2003.

Rotac, Inc. (REGISTRANT)
By:	/s/ JOHN G. SHIVERS John G. Shivers President

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3/A has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ JOHN G. SHIVERS John G. Shivers	President and Director (principal executive officer)	April 7, 2003
/s/ STEVEN L. JAGGERS* Steven L. Jaggers	Vice President and Treasurer (principal financial and accounting officer)	April 7, 2003
/s/ W. BYRON DUNN* W. Byron Dunn	Director	April 7, 2003
/s/ ROBERT F. SPEARS Robert F. Spears	Director	April 7, 2003
*By:	/s/ ROBERT F. SPEARS Robert F. Spears Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Star Tubular Services, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3/A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on April 7, 2003.

Star Tubular Services, Inc. (REGISTRANT)
By:	/s/ JOHN G. SHIVERS John G. Shivers President

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3/A has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ JOHN G. SHIVERS John G. Shivers	President and Director (principal executive officer)	April 7, 2003
/s/ STEVEN L. JAGGERS* Steven L. Jaggers	Vice President and Treasurer (principal financial and accounting officer)	April 7, 2003
/s/ W. BYRON DUNN* W. Byron Dunn	Director	April 7, 2003
/s/ ROBERT F. SPEARS Robert F. Spears	Director	April 7, 2003
*By:	/s/ ROBERT F. SPEARS Robert F. Spears Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Texas & Northern Railway Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3/A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on April 7, 2003.

Texas & Northern Railway Company (REGISTRANT)
By:	/s/ JOHN G. SHIVERS John G. Shivers President

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3/A has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ JOHN G. SHIVERS John G. Shivers	President and Director (principal executive officer)	April 7, 2003
/s/ STEVEN L. JAGGERS* Steven L. Jaggers	Vice President and Treasurer (principal financial and accounting officer)	April 7, 2003
/s/ W. BYRON DUNN* W. Byron Dunn	Director	April 7, 2003
/s/ ROBERT F. SPEARS Robert F. Spears	Director	April 7, 2003
*By:	/s/ ROBERT F. SPEARS Robert F. Spears Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Lone Star ST Holdings, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3/A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on April 7, 2003.

Lone Star ST Holdings, Inc. (REGISTRANT)
By:	/s/ RHYS J. BEST Rhys J. Best President and Chairman of the Board

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3/A has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ RHYS J. BEST Rhys J. Best	Chairman of the Board, President and Director (principal executive officer)	April 7, 2003
/s/ CHARLES J. KESZLER Charles J. Keszler	Vice President, Treasurer and Director (principal financial and accounting officer)	April 7, 2003
/s/ ROBERT F. SPEARS Robert F. Spears	Director	April 7, 2003

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Fintube Technologies, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3/A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on April 7, 2003.

Fintube Technologies, Inc. (REGISTRANT)
By:	/s/ LARRY J. SIMS Larry J. Sims President

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3/A has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ LARRY J. SIMS Larry J. Sims	President and Director (principal executive officer)	April 7, 2003
/s/ BETH B. HOOD* Beth B. Hood	Vice President-Finance and Treasurer (principal financial and accounting officer)	April 7, 2003
/s/ CHARLES J. KESZLER Charles J. Keszler	Director	April 7, 2003
/s/ RHYS J. BEST Rhys J. Best	Chairman of the Board and Director	April 7, 2003
/s/ ROBERT F. SPEARS Robert F. Spears	Director	April 7, 2003
*By:	/s/ ROBERT F. SPEARS Robert F. Spears Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Fintube Canada, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3/A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on April 7, 2003.

Fintube Canada, Inc. (REGISTRANT)
By:	/s/ LARRY J. SIMS Larry J. Sims President

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3/A has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ LARRY J. SIMS Larry J. Sims	President (principal executive officer)	April 7, 2003
/s/ BETH B. HOOD* Beth B. Hood	Vice President-Finance and Treasurer (principal financial and accounting officer)	April 7, 2003
/s/ CHARLES J. KESZLER Charles J. Keszler	Director	April 7, 2003
/s/ RHYS J. BEST Rhys J. Best	Chairman of the Board and Director	April 7, 2003
/s/ ROBERT F. SPEARS Robert F. Spears	Director	April 7, 2003
*By:	/s/ ROBERT F. SPEARS Robert F. Spears Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Bellville Tube Company, L.P. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3/A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on April 7, 2003.

Bellville Tube Company, L.P., by Bellville Tube General LLC, as General Partner (REGISTRANT)
By:	/s/ RHYS J. BEST Rhys J. Best Chairman of the Board, Chief Executive Officer, President and Manager

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3/A has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ RHYS J. BEST Rhys J. Best	Chairman of the Board, Chief Executive Officer, President and Manager (principal executive officer)	April 7, 2003
/s/ CHARLES J. KESZLER Charles J. Keszler	Vice President, Treasurer and Manager (principal financial and accounting officer)	April 7, 2003
/s/ ROBERT F. SPEARS Robert F. Spears	Vice President, Secretary and Manager	April 7, 2003

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Bellville Tube General, LLC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3/A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on April 7, 2003.

Bellville Tube General, LLC (REGISTRANT)
By:	/s/ RHYS J. BEST Rhys J. Best Chairman of the Board, Chief Executive Officer, President and Manager

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3/A has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ RHYS J. BEST Rhys J. Best	Chairman of the Board, Chief Executive Officer, President and Manager (principal executive officer)	April 7, 2003
/s/ CHARLES J. KESZLER Charles J. Keszler	Vice President, Treasurer and Manager (principal financial and accounting officer)	April 7, 2003
/s/ ROBERT F. SPEARS Robert F. Spears	Vice President, Secretary and Manager	April 7, 2003

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Bellville Tube Limited, LLC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3/A to be signed on April 7, 2003.

Bellville Tube Limited, LLC (REGISTRANT)
By:	/s/ RICHARD F. KLUMPP Richard F. Klumpp Manager, Secretary and Treasurer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3/A has been signed by the following person in the capacities and on the date indicated:

Name	Title	Date

/s/ RICHARD F. KLUMPP Richard F. Klumpp	Manager, Secretary and Treasurer (principal executive, financial and accounting officer)	April 7, 2003

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Star Tubular Technologies, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3/A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on April 7, 2003.

Star Tubular Technologies, Inc. (REGISTRANT)
By:	/s/ RHYS J. BEST Rhys J. Best President

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3/A has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ RHYS J. BEST Rhys J. Best	President and Director (principal executive officer)	April 7, 2003
/s/ CHARLES J. KESZLER Charles J. Keszler	Vice President and Treasurer (principal financial and accounting officer)	April 7, 2003

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Wheeling Machine Products, Inc. (formerly Wheeling Acquisition Corporation) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3/A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on April 7, 2003.

Wheeling Machine Products, Inc. (REGISTRANT)
By:	/s/ RHYS J. BEST Rhys J. Best President

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3/A has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ RHYS J. BEST Rhys J. Best	President and Director (principal executive officer)	April 7, 2003
/s/ CHARLES J. KESZLER Charles J. Keszler	Vice President and Treasurer (principal financial and accounting officer)	April 7, 2003

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Star Tubular Technologies (Youngstown), Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3/A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on April 7, 2003.

Star Tubular Technologies (Youngstown), Inc. (REGISTRANT)
By:	/s/ RHYS J. BEST Rhys J. Best President

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3/A has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ RHYS J. BEST Rhys J. Best	President and Director (principal executive officer)	April 7, 2003
/s/ CHARLES J. KESZLER Charles J. Keszler	Vice President and Treasurer (principal financial and accounting officer)	April 7, 2003

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Star Capital Funding, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3/A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on April 7, 2003.

Star Capital Funding, Inc. (REGISTRANT)
By:	/s/ CHARLES J. KESZLER Charles J. Keszler President

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Rhys J. Best, Charles J. Keszler and Robert F. Spears his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign, execute and file with the Securities and Exchange Commission and any state securities regulatory board or commission any documents relating to the proposed issuance and registration of the securities offered pursuant to this Registration Statement on Form S-3/A under the Securities Act of 1933, as amended, including any amendment or amendments relating thereto (and, in addition, any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offering to which this Registration Statement relates), with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3/A has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ RHYS J. BEST Rhys J. Best	Chairman and Director (principal executive officer)	April 7, 2003
/s/ BRYAN SINCLAIR Bryan Sinclair	Vice President and Treasurer (principal financial and accounting officer)	April 7, 2003

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
**1.1	Form of Underwriting Agreement (Debt Securities).
**1.2	Form of Underwriting Agreement (Preferred Stock).
**1.3	Form of Underwriting Agreement (Common Stock).
**1.4	Form of Underwriting Agreement (Warrants).
2.1	Agreement and Plan of Merger dated March 6, 1986, among Lone Star Steel Company, a Texas corporation, Lone Star Technologies, Inc., a Delaware corporation, and Lone Star Steel Company Merging Corporation, a Delaware corporation (incorporated by reference to Exhibit II to Form S-4 Registration Statement of Lone Star as filed on April 4, 1986, File No. 33-4581).
4.1	Certificate of Incorporation of Lone Star Technologies, Inc. (incorporated by reference to Exhibit 3(a) to Form S-4 Registration Statement of Lone Star as filed on April 4, 1986, File No. 33-4581).
4.2	Certificate of Amendment to Certificate of Incorporation of Lone Star Technologies, Inc. dated September 30, 1986 (incorporated by reference to Exhibit 3.2 to Form S-3 Registration Statement of Lone Star as filed on February 4, 2000, File No. 333-96207).
4.3	Certificate of Amendment to Certificate of Incorporation of Lone Star Technologies, Inc. dated May 20, 1998 (incorporated by reference to Exhibit 3.3 to Form 10-Q of Lone Star for the quarter ended June 30, 1998).
4.4	By-Laws of Lone Star Technologies, Inc. as adopted March 6, 1986, as amended by amendments effective September 30, 1986 and March 15, 1990 (incorporated by reference to Exhibit 3.5 to Form S-3 Registration Statement of Lone Star as filed on February 4, 2000, File No. 333-96207).
4.5	Letter Agreement dated October 19, 2000 by Alpine Capital, L.P., Keystone, Inc. and The Anne T. and Robert M. Bass Foundation to Lone Star Technologies, Inc. (incorporated by reference to Exhibit 4.6 to Form S-3 Registration Statement of Lone Star as filed on October 20, 2000, File No. 333-41130).
4.6	Form of Senior Indenture (incorporated by reference to Exhibit 4.11 to Form S-3 Registration Statement of Lone Star as filed on November 13, 2000, File No. 333-41130).
4.7	Form of Subordinated Indenture (incorporated by reference to Exhibit 4.12 to Form S-3 Registration Statement of Lone Star as filed on November 13, 2000, File No. 333-41130).
**4.8	Form of Warrant Agreement.
**4.9	Form of Depositary Agreement.
**4.10	Form of Depositary Receipt.
***4.11	Letter Agreement dated October 16, 2002 by Keystone, Inc., Alpine Capital, L.P. and The Anne T. and Robert M. Bass Foundation to Lone Star Technologies, Inc.
***4.12	Form of Guarantee Agreement.
*5.1	Opinion of Fulbright & Jaworski L.L.P.
*5.2	Opinion of Nichols, Wolfe, Stamper, Nally, Fallis & Robertson, Inc.
*5.3	Opinion of Kahn Kleinman, A Legal Professional Association.
*12.1	Statement Regarding Computation of Ratios.
*15.1	Letter of LaPorte, Sehrt, Romig & Hand, A Professional Accounting Corporation, regarding unaudited interim financial information.
*23.1	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).
*23.2	Consent of Nichols, Wolfe, Stamper, Nally, Fallis & Robertson, Inc. (included in Exhibit 5.2).
*23.3	Consent of Kahn Kleinman, A Legal Professional Association (included in Exhibit 5.3).
*23.4	Consent of Deloitte & Touche LLP.

*23.5	Consent of BDO-Hernandez Marron y CIA., S.C.
*23.6	Consent of LaPorte, Sehrt, Romig & Hand, A Professional Accounting Corporation.
****24.1	Powers of Attorney (a power of attorney pursuant to which amendments to this registration statement may be filed is included on the signature pages hereof).
**25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the trustee under the Senior Indenture.
**25.2	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the trustee under the Subordinated Indenture.

*
Filed herewith.

**
To be filed by amendment or in a Current Report filed on Form 8-K.

***
Previously filed.

****
Previously filed, except for the power of attorney relating to Star Capital Funding, Inc., which is filed herewith.